  As filed with the Securities and Exchange Commission on June 10, 1999.
                                                     Registration No. 333-75079
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                            AMENDMENT NO. 6 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                        RIBOZYME PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2834                    34-1697351
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF       INDUSTRIALCLASSIFICATION    IDENTIFICATION NUMBER)
    INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)


                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                (303) 449-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                            RALPH E. CHRISTOFFERSEN
                        RIBOZYME PHARMACEUTICALS, INC.
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                (303) 449-6500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                    COPIES:
         HERBERT H. DAVIS III                    JAMES R. TANENBAUM
    ROTHGERBER JOHNSON & LYONS LLP          STROOCK & STROOCK & LAVAN LLP
     1200 17TH STREET, SUITE 3000                  180 MAIDEN LANE
        DENVER, COLORADO 80202                NEW YORK, NEW YORK 10038
            (303) 623-9000                         (212) 806-6048
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +offer to sell these securities and is not soliciting an offer to buy these + +securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 10, 1999

                                1,800,000 Shares

                         Ribozyme Pharmaceuticals, Inc.

                            [RPI LOGO APPEARS HERE]

                                  Common Stock

                                 -------------

  Ribozyme Pharmaceuticals, Inc. is offering shares of its common stock which is quoted on the Nasdaq National Market under the symbol "RZYM." On June 9, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $5.00 per share. See "Price Range of Common Stock."

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $
Placement Agency Fees...........................................   $
Proceeds to Ribozyme Pharmaceuticals............................   $

 . Hambrecht & Quist LLC, the placement agent, will use its best efforts to introduce Ribozyme Pharmaceuticals to investors.
 . The offering is being made on an all or none basis.
 . All funds received prior to the closing will be held in escrow until closing. . If funds for the full amount of the offering are not received shortly after pricing of the offering, the offering will be terminated and any funds in escrow will be returned promptly.

                                 -------------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                                 -------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated    , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
      Prospectus Summary...................................................   1
      Risk Factors.........................................................   5
      Use of Proceeds......................................................  11
      Price Range of Common Stock..........................................  12
      Dividend Policy......................................................  12
      Capitalization.......................................................  13
      Dilution.............................................................  14
      Selected Financial Data..............................................  15
      Management's Discussion and Analysis of
       Financial Condition and Results of Operations.......................  16
      Business.............................................................  23
      Management...........................................................  39
      Certain Transactions.................................................  49
      Principal Stockholders...............................................  51
      Description of Capital Stock.........................................  53
      Plan of Distribution.................................................  56
      Legal Matters........................................................  56
      Experts..............................................................  57
      Additional Information...............................................  57



  ANGIOZYME(TM) and HEPTAZYME(TM) are trademarks of Ribozyme Pharmaceuticals.

                               PROSPECTUS SUMMARY

  This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                         Ribozyme Pharmaceuticals, Inc.

Business

  Ribozyme Pharmaceuticals is developing a new class of drugs based on "ribozymes," a form of ribonucleic acid which has the ability to selectively inhibit protein production. Because many human disease states result from abnormal protein production, we believe that ribozymes are applicable to a wide range of human diseases. We are currently conducting preclinical development and clinical trials for our two lead product candidates, ANGIOZYME and HEPTAZYME. We are collaborating with Chiron Corporation for the development and commercialization of ANGIOZYME, a drug for the treatment of solid tumor cancers. We have completed Phase Ia clinical trials in healthy volunteers, commenced Phase Ib trials in cancer patients and expect to begin Phase II trials by the end of the year. We are collaborating with Eli Lilly and Company for the development and commercialization of HEPTAZYME, a drug for the treatment of Hepatitis C, a viral liver disease. In 1998, we transferred our target validation and discovery technology to a newly formed German company, Atugen Biotechnology GmbH, in return for a substantial equity interest.

The Market Opportunity

  Our two lead product candidates, ANGIOZYME and HEPTAZYME, are therapeutics for large markets. ANGIOZYME is a drug which targets solid tumor cancers, such as cancers of the lung, breast, prostate, colon and rectum. These cancers account for over 750,000 new cancer cases and 200,000 deaths per year in the United States alone. HEPTAZYME targets the Hepatitis C virus, the most common blood-borne infection in the United States. Each year in the United States, Hepatitis C infects approximately 50,000 people and causes 10,000 deaths. Existing therapies are ineffective in over 50% of Hepatitis C patients and have serious side effects.

The Ribozyme Advantage

  We believe ribozymes offer significant advantages over other approaches to treating human disease. Ribozymes can selectively inhibit protein production by binding to and cutting apart its associated messenger RNA sequence. Many common human diseases involve either abnormal protein production or RNA viruses. Ribozymes can be used to treat human disease in two ways. First, ribozymes can be designed to inhibit abnormal protein production associated with a disease. Second, ribozymes can be designed to target RNA viruses or protein production in other infectious agents that cause disease. Ribozymes also are useful in identifying the function of specific genes (validating targets) and in diagnosing disease.

Strategy

  Our primary business objective is to use our technology to identify and develop drugs containing ribozymes to treat or prevent human disease. Our strategy to achieve this objective includes the following:

  . develop identified product candidates,

  . identify new product candidates,

  . partner with others to develop products,

  . focus on human therapeutics and license other applications of our technology, and

  . maintain and expand our patent portfolio and proprietary technology.

Patents

  Our patents and proprietary technology provide a significant competitive advantage in the use of ribozymes in drug development. Our licenses to patents of Dr. Cech and others, together with patents issued to and filed by us, give us the exclusive rights to control the manufacture, use and sale of ribozymes. Our current patent portfolio includes 84 issued or allowed patents and over 100 applications.

  Our corporate headquarters are located at 2950 Wilderness Place, Boulder, Colorado 80301, and our telephone number is (303) 449-6500. Our web site address is www.rpi.com. Information contained on our website does not constitute part of this prospectus.

                                  The Offering

 Common stock offered............................... 1,800,000 shares

 Common stock to be outstanding after the offering.. 11,027,889 shares

 Use of proceeds.................................... To fund preclinical studies and clinical
                                                     trials of our products,
                                                     research and development,
                                                     and for working capital
                                                     and other general
                                                     corporate purposes

 Nasdaq National Market symbol...................... RZYM

--------
  This information is based on the number of shares outstanding at May 20, 1999. It excludes:

  . 1,470,978 shares reserved for issuance under our stock option plan, of which 1,392,215 shares were outstanding, at a weighted average exercise price of $4.18 per share.

  . 487,458 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $22.30 per share.

  . 991,946 shares issuable to one of our collaborators upon conversion of outstanding debt, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999.

  . up to approximately 1,363,636 shares issuable to one of our collaborators upon conversion of five shares of our Series L Preferred Stock, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999.

  . 161,929 shares available for issuance under our Employee Stock Purchase
    Plan.

                             Summary Financial Data
                    (in thousands except per share amounts)

  The selected historical financial data presented below is derived from the financial statements of Ribozyme Pharmaceuticals. The financial statements for each of the five years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The as adjusted balance sheet data summarized below reflects the application of the net proceeds from the sale of the 1,800,000 shares of common stock offered by Ribozyme Pharmaceuticals at the assumed offering price of $5.50 after deducting estimated placement agency fees and offering expenses. Our results at March 31, 1999 do not necessarily indicate our expected results for 1999. You should read this information together with the more detailed information presented in "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes.

                                                                                 Quarter Ended
                                     Year Ended December 31,                       March 31,
                         ----------------------------------------------------  ------------------
                           1994      1995       1996       1997       1998       1998      1999
                         --------  ---------  ---------  ---------  ---------  --------  --------
                                                                                  (unaudited)
Statement of Operations
 Data:
  Total revenues........ $  1,317  $   1,280  $     773  $   1,983  $   8,988  $    765  $  1,701
   Expenses:
    Research and
     development........    9,212     12,204     14,189     15,170     16,941     5,001     3,760
    General and
     administrative.....    1,291      1,397      1,943      1,886      1,813       467       559
                         --------  ---------  ---------  ---------  ---------  --------  --------
     Total operating
      expenses..........   10,503     13,601     16,132     17,056     18,754     5,468     4,319
                         --------  ---------  ---------  ---------  ---------  --------  --------
  Operating loss........   (9,186)   (12,321)   (15,359)   (15,073)    (9,766)   (4,703)   (2,618)
  Total other income
   (expense)............      (64)      (159)        91        (49)    (1,152)       43      (517)
                         --------  ---------  ---------  ---------  ---------  --------  --------
  Net loss.............. $ (9,250) $ (12,480) $ (15,268) $ (15,122) $ (10,918) $ (4,660) $ (3,135)
                         ========  =========  =========  =========  =========  ========  ========
  Net loss per share
   (basic and
   diluted)............. $  (3.52) $   (3.86) $   (2.61) $   (2.04) $   (1.22) $  (0.54) $  (0.34)
  Shares used in
    computing net loss
   per share (basic and
   diluted).............    2,627      3,230      5,845      7,420      8,978     8,609     9,182

                                                     March 31, 1999
                                                   --------------------
                                                   Actual   As Adjusted
                                                   -------  -----------
                                                       (unaudited)
Balance Sheet Data:
  Cash, cash equivalents and securities available-
   for-sale....................................... $ 5,802    $14,702
  Working capital.................................   6,860     15,760
  Total assets....................................  17,684     26,584
  Capital lease obligations and long-term debt,
   net of current portion.........................   5,588      5,588
  Accumulated deficit............................. (76,557)   (76,557)
  Total stockholders' equity......................   7,904     16,804

                                  RISK FACTORS

  You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We are in an early stage of development and have only a limited operating history for you to review in evaluating our business and prospects

  You must consider, based on our limited history, our ability to:

  . obtain the financial resources necessary to develop, test, manufacture and market products,

  . engage corporate partners to assist in developing, testing, manufacturing and marketing our products,

  . satisfy the requirements of clinical trial protocols, including patient enrollment,

  . establish and demonstrate the clinical efficacy of our products,

  . obtain necessary regulatory approvals, and

  . market our products to achieve acceptance and use by the medical community in general.

  We are an early stage biotechnology company. We have focused our research and development efforts on potential products and services based on ribozyme technology. All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect HEPTAZYME or our most advanced product, ANGIOZYME, to be commercially available for at least five years.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable

  We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of stock, revenues under research and development agreements and lines of credit. As of March 31, 1999, our accumulated deficit was $76.6 million.

  We expect to incur operating losses for at least the next several years because we plan to spend substantial amounts on research and development of products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

We depend upon our collaborative relationships and these third parties may choose not to continue to work with us which may adversely affect our operating results and the price of our common stock

  Should our corporate partners elect not to proceed with our collaborative agreements, it may have a significant adverse effect on our operating results and the price of our common stock.

  Engaging corporate partners and other third parties to help us develop, test and manufacture our products is a key element of our strategy. As a result, many important aspects of our business have been and will continue to be outside of our control. These factors include:

  . extension, renewal or termination of collaborative relationships by partners,

  . payments based upon our company meeting performance milestones,

  . development by partners of technologies that compete with those being developed with us, which would result in a potential loss of revenue for us,

  . decision to develop or market any products with us,

  . withdrawal of resources for our products,

  . termination at will under existing agreements,

  . loss of royalty payments and licensing rights to jointly developed products if we are unwilling or unable to fund our share of development costs.

  . relinquish some or all of our rights to our products, and

  . negotiation of additional collaborative agreements with partners.

  Both Chiron and Lilly may unilaterally terminate their agreements with us relating to the development of our two leading products.

We have granted exclusive rights to our collaborators to products targeting specific gene sequences which could delay development of those products and prevent us from entering into other collaborative agreements

  Under our collaborations, up to approximately 50 targets may be reserved at any time. Development of the products subject to these exclusivity provisions is out of our control. Development may be delayed, and these products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

  Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing that product. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer as to certain targets and products.

  Under our collaborations, each collaborator has certain exclusive rights to gene sequence targets as follows:

  . Chiron may exclusively develop products against up to five targets designated by it for the term of Chiron's collaboration with us, which could exceed 30 years.

  . Chiron may at any time reserve for 18 months the exclusive rights to additional targets, not to exceed four.

  . Under our gene function and target validation agreement, Chiron may reserve the exclusive right to products against additional targets for up to two and a half years.

  . Schering AG may reserve indefinitely the exclusive right to products against targets designated by it.

  . Roche may reserve products against a specific number of diseases for up to three years.

If we cannot obtain additional financing, we may have to dilute your interest, curtail research and development, relinquish rights to some or all of our products or declare bankruptcy

  We will need to raise substantial additional capital to fund our operations after mid-2001. We may need to raise funds prior to that time if:

  . changes in research and development plans cause unexpected large future expenditures, or

  . changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

  We may raise additional funding through:

  . public capital markets,

  . private capital markets, or

  . collaboration agreements upon achievement of performance milestones.

  If we raise funds by selling more stock, your ownership share in us will be diluted. In addition, we may grant future investors rights superior to those of the common stock that you are purchasing. We do not know if additional funding will be available at all or on acceptable terms when needed.

Atugen is a newly formed company and will require considerable time and attention from our management team; we may not exercise control over Atugen management

  Atugen is a new company without a permanent CEO, a permanent CFO, or its own business development team. Pursuant to the terms of a service agreement between Atugen and us, Atugen has access to our management, including our business development team through 1999. There is no assurance that Atugen will be able to hire the management and business development professionals needed for its success. Therefore, our management may need to continue to dedicate time and resources to both the management and business development of Atugen through December 1999 which may detract from management's attention to our business. In addition, while we have the right to appoint two designees to Atugen's Board of Directors, we do not exercise control over Atugen's business and operations.

Our products require materials that may not be readily available or cost effective, which may adversely affect our competitive position or profitability

  All of the products we are developing are new chemical entities and are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. Delays in obtaining raw materials or in product manufacturing could delay our submission of products for regulatory approval and our initiation of new development programs, which could, in turn, materially impair our competitive position and potential profitability.

We experience a substantial degree of uncertainty relating to patents that could cause us to incur substantial costs and delays as a result of proceedings and litigation regarding patents and other proprietary rights, possibly resulting in additional expenses and the loss of some patent protection

  Our basic patents expire in 2008 in the United States and in 2007 in Europe and Japan; however, although our license to these patents extends through 2007 or 2008, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some patent applications for improvements and modifications to these patents, and we have filed patent applications for other improvements and modifications which have not yet been approved.

  We cannot be certain that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be successfully challenged, invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. We may not have identified all United States and foreign patents that pose a risk of infringement.

  We may be forced to litigate if an intellectual property dispute arises. This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

  . the patentability of our inventions and products, and/or

  . the enforceability, validity or scope of protection offered by our patents.

  The manufacture, use or sale of our products may infringe on the patent rights of others. If we are unable to avoid infringing another party's patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringing patents declared invalid, we may:

  . incur substantial monetary damages,

  . encounter significant delays in marketing our products, and

  . be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

  In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

Disclosure of our trade secrets could hurt our competitive position

  Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

We lack sales and marketing experience and will rely upon third parties to market our products which will result in a loss of control over the marketing process

  We intend to rely on third parties with established direct sales forces to market, distribute and sell any products we develop. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

Our success may depend on third-party reimbursement of patients' costs for our products which could result in price pressure or reduced demand for our products

  Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

You will experience immediate and substantial dilution

  Purchasers in this offering will pay more for their shares than existing stockholders or individuals who acquire shares by exercising options granted before this offering. At an assumed public offering price of

$5.50 per share, you will experience immediate dilution of $4.24 per share in pro forma net tangible book value. You will also experience additional dilution upon:

  . the exercise by holders of outstanding options and warrants,

  . the conversion by Schering AG of outstanding debt into shares of our common stock, or

  . the conversion by Lilly of five shares of our Series L preferred stock into shares of our common stock.

We do not anticipate paying cash dividends; therefore, your return on this investment depends upon your ability to sell our stock at a profit

  We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to support the development of our business and for general corporate purposes, and do not anticipate paying any cash dividends in the foreseeable future. We are also party to agreements restricting our payment of dividends.

  Some investors favor companies that pay dividends.

Our common stock has limited trading volume and a history of volatility which could impair your investment

  You may be unable to sell shares purchased in this offering at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

  . quarterly variations in our operating results,

  . our ability to raise additional funds,

  . changes in the status of our corporate collaborative agreements,

  . changes in earnings estimates by market research analysts,

  . clinical trials of products,

  . research activities, technological innovations or new products by us or our competitors,

  . developments or disputes concerning patents or proprietary rights,

  . sales of our stock by existing holders,

  . timing or denial by the FDA of clinical trial protocols or marketing applications,

  . securities class actions or other litigation, and

  . changes in government regulations.

  These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

Both our corporate documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices

  Our corporate documents:

  . require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings, and

  . authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

  In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.

Any Year 2000 compliance problems of ours, our customers or our vendors may result in unanticipated costs or adverse effects on our operations

  We anticipate that we will incur less than $60,000 to complete our Year 2000 review and remediation efforts. However, significant uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance.

  Many currently installed systems and software products are coded to accept only two digit entries in the date code field. Beginning in the Year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with these Year 2000 requirements. We are in the process of soliciting representations from our software vendors to ensure that the software that we have licensed from third parties will operate properly in the Year 2000 and beyond. In addition, we are soliciting representations from our external suppliers, service providers and corporate partners to ensure that they and their systems will be able to support our needs and, where necessary, interoperate with our server and networking hardware and software infrastructure in preparation for the Year 2000.

                           FORWARD-LOOKING STATEMENTS

  Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

  Ribozyme Pharmaceuticals will receive an estimated $8,900,000 in net proceeds from the sale of the 1,800,000 shares of common stock offered by us, assuming a public offering price of $5.50 per share and after deducting the estimated placement agency fee and offering expenses. We intend to use these proceeds to fund our preclinical studies and clinical trials of our products, research and development and for working capital and other general corporate purposes. The amounts we actually expend will vary significantly depending on a number of factors, including:

  . results of preclinical studies and clinical trials of products,

  . progress of our research and development programs,

  . cost and timing of regulatory approvals,

  . terms of any collaborative arrangements into which we enter,

  . commercial potential of our products,

  . status of competitive products,

  . technological advances, and

  . hiring of additional personnel.

  As a result, we will retain significant discretion in the application of these funds.

  We anticipate that the net proceeds of this offering, together with our existing financial resources and expected revenues from our collaborations, should be sufficient to meet our anticipated operating and capital requirements into mid-2001. This estimate is based on assumptions that could be negatively impacted by the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Until we use the net proceeds as described above, we will invest them in short-term, interest-bearing, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

  Our common stock is traded on the Nasdaq National Market under the symbol "RZYM." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.

                                                                    High   Low
                                                                   ------ -----
   Year Ended December 31, 1997
     First Quarter................................................ $16.50 $9.88
     Second Quarter............................................... $12.38 $8.63
     Third Quarter................................................ $12.00 $7.38
     Fourth Quarter............................................... $11.38 $7.00
   Year Ended December 31, 1998
     First Quarter................................................ $ 9.34 $5.13
     Second Quarter............................................... $10.50 $4.88
     Third Quarter................................................ $ 6.25 $2.00
     Fourth Quarter............................................... $ 7.63 $3.31
   Year Ended December 31, 1999
     First Quarter ............................................... $ 5.75 $4.06
     Second Quarter (through May 20, 1999)........................ $ 6.88 $3.88

  The sale price of the common stock as reported on the Nasdaq National Market on May 20, 1999, was $5.50 per share. At May 20, 1999, there were approximately 148 holders of record of our common stock.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our common stock during any of the periods presented above. We currently intend to retain future earnings, if any, to support the development of our business and for general corporate purposes, and do not anticipate paying any cash dividends in the foreseeable future. We are also party to agreements restricting our ability to pay dividends.

                                 CAPITALIZATION

  The following table describes our capitalization as of March 31, 1999, on an actual basis and as adjusted to give effect to our receipt of the estimated net proceeds from the sale of 1,800,000 shares of common stock offered by us at the public offering price of $5.50 per share, after deducting the estimated placement agency fee and offering expenses. When you read this table, it is important that you also read "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.

                                                             March 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands)
   Long-term debt and capital lease obligations, net of
    current............................................... $ 5,588    $ 5,588
   Stockholders' equity:
     Voting convertible preferred stock, $0.01 par value
      per share; 5,000,000 shares authorized; no shares
      outstanding.........................................     --         --
     Common stock, $0.01 par value per share; 20,000,000
      shares authorized; 9,185,390 shares issued and
      outstanding, actual; 10,985,390 shares issued and
      outstanding, as adjusted*...........................      92        110
     Additional paid-in capital...........................  84,439     93,321
     Deferred compensation................................     (70)       (70)
     Accumulated deficit.................................. (76,557)   (76,557)
                                                           -------    -------
       Total stockholders' equity.........................   7,904     16,804
                                                           -------    -------
       Total capitalization............................... $13,492    $22,392
                                                           =======    =======

--------
* As of May 20, 1999, the actual and as adjusted amounts exclude the following:

  . 1,470,978 shares reserved for issuance under our stock option plan, of which 1,392,215 shares were outstanding, at a weighted average exercise price of $4.18 per share;

  . 487,458 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $22.30 per share;

  . 991,946 shares issuable to one of our collaborators upon conversion of outstanding debt, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999;

  . up to approximately 1,363,636 shares issuable to one of our collaborators upon conversion of five shares of our Series L preferred stock, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999; and

  . 161,929 shares available for issuance under our Employee Stock Purchase
    Plan. See "Description of Capital Stock--Warrants" and "Management--Stock Option Plan."

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

  Our net tangible book value as of March 31, 1999, was $5.0 million in the aggregate, or $0.54 per share. After giving effect to the sale of the 1,800,000 shares of common stock we are offering at an assumed public offering price of $5.50 per share, and the deduction of the estimated placement agency fee and offering expenses payable by us, our net tangible book value as of March 31, 1999, as adjusted, would have been $13.9 million in the aggregate, or $1.26 per share. This represents an immediate increase in the net tangible book value of $0.72 per share to existing stockholders and an immediate dilution in net tangible book value of $4.24 per share to new investors purchasing shares in this offering.

  The following table illustrates this per share dilution:

   Public offering price per share.................................       $5.50
     Net tangible book value per share as of March 31, 1999........ $0.54
     Increase per share attributable to new investors..............  0.72
                                                                    -----
   As adjusted net tangible book value per share after this
    offering.......................................................        1.26
                                                                          -----
   Dilution per share to new investors.............................       $4.24
                                                                          =====

  At March 31, 1999, we had outstanding the following options and warrants to purchase shares of common stock:

                                                                Weighted Average
                                                       Number    Exercise Price
                                                      --------- ----------------
   Stock option plan................................. 1,391,852      $4.19
   Warrants..........................................   487,458      22.30
                                                      ---------
     Total........................................... 1,879,310

  Additionally, on May 20, 1999, there were:

  . 78,763 options available for future grant under our stock option plan,

  . 161,929 shares available for issuance under our Employee Stock Purchase
    Plan,

  . 991,946 shares issuable to one of our collaborators upon conversion of outstanding debt, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999 and

  . up to approximately 1,363,636 shares issuable to one of our collaborators upon conversion of five shares of our Series L preferred stock, assuming a conversion price of $5.50 per share, which was the closing price of our common stock on May 20, 1999.

  To the extent we issue these additional shares, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                    (in thousands except per share amounts)

  The following yearly selected financial data are derived from our audited financial statements. Our financial statements for 1994, 1995, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The following quarterly selected financial data are derived from our unaudited financial statements. These historical results do not necessarily indicate future results. When you read this data, it is important that you also read our financial statements and related notes, as well as the section "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           Quarter Ended
                                   Year Ended December 31,                   March 31,
                         -----------------------------------------------  -----------------
                          1994      1995      1996      1997      1998      1998     1999
                         -------  --------  --------  --------  --------  --------  -------
                                                                            (unaudited)
Statement of Operations
 Data:
  Revenues:
   Collaborative
    agreements.......... $ 1,145  $  1,178  $    759  $  1,976  $  8,963  $    740  $ 1,701
   Grant and other
    income..............     172       102        14         7        25        25      --
                         -------  --------  --------  --------  --------  --------  -------
    Total revenues......   1,317     1,280       773     1,983     8,988       765    1,701
  Expenses:
   Research and
    development.........   9,212    12,204    14,189    15,170    16,941     5,001    3,760
   General and
    administrative......   1,291     1,397     1,943     1,886     1,813       467      559
                         -------  --------  --------  --------  --------  --------  -------
    Total operating
     expenses...........  10,503    13,601    16,132    17,056    18,754     5,468    4,319
  Operating loss........  (9,186)  (12,321)  (15,359)  (15,073)   (9,766)   (4,703)  (2,618)
                         -------  --------  --------  --------  --------  --------  -------
  Other income
   (expense):
   Interest income......     270       395       936       795       634       212       90
   Interest expense.....    (334)     (554)     (845)     (844)     (704)     (169)    (112)
   Equity in loss of
    unconsolidated
    affiliates..........     --        --        --        --     (1,082)      --      (495)
                         -------  --------  --------  --------  --------  --------  -------
    Total other income
     (expense)..........     (64)     (159)       91       (49)   (1,152)       43     (517)
                         -------  --------  --------  --------  --------  --------  -------
  Net loss.............. $(9,250) $(12,480) $(15,268) $(15,122) $(10,918) $ (4,660) $(3,135)
                         =======  ========  ========  ========  ========  ========  =======
  Net loss per share
   (basic and diluted).. $ (3.52) $  (3.86) $  (2.61) $  (2.04) $  (1.22) $  (0.54) $ (0.34)
  Shares used in
   computing net loss
   per share (basic and
   diluted).............   2,627     3,230     5,845     7,420     8,978     8,609    9,182
Balance Sheet Data:
  Cash, cash equivalents
   and securities
   available-for-sale... $ 7,734  $  6,420  $ 17,594  $ 16,102  $  6,512  $ 12,973  $ 5,802
  Working capital.......   5,640     4,648    15,788    13,238     4,467     9,694    6,860
  Total assets..........  12,392    14,223    25,292    24,850    19,224    21,439   17,684
  Capital lease
   obligations and long-
   term debt, current
   portion..............   1,378     1,898     1,724     2,078       498     1,839      443
  Capital lease
   obligations and long-
   term debt, net of
   current portion......   1,853     3,179     2,430     2,752     4,545     3,676    5,588
  Accumulated deficit... (19,635)  (32,115)  (47,383)  (62,505)  (73,422)  (67,165) (76,557)
  Total stockholders'
   equity...............   8,247     8,478    20,362    18,870    11,034    14,220    7,904

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements of Ribozyme Pharmaceuticals and the notes therein included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview of our Business

  Our primary business focus is to use our technology to develop a new class of drugs consisting of ribozymes to treat or prevent human disease. We are in various stages of preclinical development and clinical trials for two lead product candidates: ANGIOZYME and HEPTAZYME. Chiron is our collaborator for the development and commercialization of ANGIOZYME. Lilly is our collaborator for the development and commercialization of HEPTAZYME. We have gene function identification and target validation agreements with Schering AG, Roche Biosciences and GlaxoWellcome. In addition, we have existing gene function identification and target validation agreements with Chiron and Parke-Davis which are substantially complete, but under which we may be obligated to perform additional work.

  To date, we have committed substantially all our resources to our research and product development programs. We have not generated any revenues from product sales, nor do we anticipate any in the foreseeable future. Revenue recorded from our collaborative agreements consists of:

 .Research revenue. Typically research revenue is based on the fully burdened cost of a researcher working on a collaboration. Rates are billed per employee, per year, prorated for time worked on a project. This revenue is typically invoiced on a quarterly basis, either up front or in arrears. Revenue is recognized ratably over the period, with the balance reflected as deferred revenue until earned. The revenue is typically recurring over the term of a collaboration.

 .License revenue. License revenue is recognized ratably over the term of the license. Payments received in advance are recorded as deferred revenue until earned.

 .Milestone revenue. Milestone revenue is recognized in full when the related milestone performance goal is achieved. Milestone revenue is typically not consistent or recurring in nature.

 .Upfront revenue. Upfront revenue is fully recognized upon signing a collaboration and is related to the value of the research at that point in time. Upfront revenue may also be a reimbursement to us of recent expenses which we incurred related to product development.

  Our revenue has consisted primarily of research revenue payments from our collaborators. All revenues are either deferred as a liability or recognized upon satisfying revenue criteria. We have no further research commitments from our collaborators that have provided us with revenues. As of March 31, 1999, all revenues recognized had been earned and no other obligation exist for this revenue. We depend upon funding from external financing and corporate collaborations for our research and product development programs and expect to do so for the foreseeable future.

  We expect to commit significant additional resources conducting clinical trials for ANGIOZYME and HEPTAZYME, as well as for clinical trials for other potential product candidates. In addition, although we believe our existing manufacturing facilities and those available from contract manufacturers will be satisfactory for the manufacture of our current product candidates through clinical trials, we will need to commit significant resources in order to support manufacture on a commercial scale. We have not been profitable since inception and have an accumulated deficit of $76.6 million as of March 31, 1999. Losses have resulted primarily from our research and development programs. We anticipate incurring additional losses as ANGIOZYME, HEPTAZYME and other product candidates advance through development. In addition, future milestone payments under some of our collaborations are contingent upon our meeting particular research or development goals. The amount and timing of future milestone payments are contingent upon the terms of each collaboration agreement. Milestone performance criteria are specific to each agreement and based upon future performance. In some instances, we may forfeit milestone payments if we fail to accomplish a goal within a certain time frame. Therefore, we are subject to significant variation in the timing and amount of our revenues and results of operations from period to period.

  In 1998, we transferred our gene function identification and target validation technology to Atugen in exchange for a substantial equity interest. We will continue our existing gene function identification and target validation agreements with our collaborators by subcontracting services to be performed to Atugen.

  Our revenues are denominated in U.S. dollars, therefore, we have not been exposed to foreign currency translation risks and have not engaged in any hedging instruments.

Results of Operations for Three Months Ended March 31, 1998 and 1999

  Revenues. Generally, revenue fluctuations result from changes in the number of funded research projects as well as the timing and completion of contract milestones. Collaborative revenues increased to $1.7 million for the three months ended March 31, 1999, from $740,000 for the corresponding period in 1998. The increase is primarily due to $1.1 million in revenues recorded from Chiron related to joint product development of ANGIOZYME. According to our agreement with Chiron, we share equally with Chiron in the clinical trial costs of ANGIOZYME. We paid for virtually all of the development expenses related to ANGIOZYME which were incurred in the first quarter of 1999. Chiron then reimbursed us for half of the costs. Revenue recorded from Chiron relates to research and development expenses already incurred and no further obligation exists between us and Chiron related to revenues recognized. Future Chiron revenues related to the joint development of ANGIOZYME will vary and will depend on the stage of ANGIOZYME clinical development. In addition, during the first quarter of 1999, we recorded $593,000 in revenue in connection with our service agreement with Atugen. Atugen pays for oligonucleotides and management and administrative services which we provide. Atugen revenues are earned as the products and services are provided. Future revenues will depend on the level of activities performed by us for Atugen.

  In January 1998, we recorded as other income a gain of $25,000 from our sale of stock in a privately held corporate partner back to that corporate partner. We purchased this stock in the first quarter of 1996 for $250,000.

  Expenses. Research and development expenses decreased to $3.8 million for the three months ended March 31, 1999, compared to $5.0 million for the corresponding period in 1998. The decrease in expenses was primarily due to transferring our gene identification and target validation business to Atugen. Atugen USA, a wholly-owned subsidiary of Atugen, was incorporated in January 1999 and subsequently all gene identification and target validation expenses previously charged to us were transferred to Atugen USA. Expenses of approximately $797,000 were recorded by Atugen USA during the first quarter of 1999, which included payroll, facility and general expenses for approximately fifteen of our employees which we transferred to Atugen USA. Expenses for these employees were included in our 1998 first quarter expenses but were not included in our 1999 expenses. However, we expect research and development expenses to increase as we expand our development programs for ANGIOZYME and HEPTAZYME, including pre-clinical studies and clinical trials.

  General and administrative expenses increased to $559,000 for the three months ended March 31, 1999, compared to $467,000 for the corresponding period in 1998. The increase is primarily the result of increased staffing and associated expenses necessary to manage and support our expanding product and business development efforts. We expect general and administrative expenses to continue to increase as a result of increasing legal and other professional fees in connection with the overall scale-up of our operations, and our business development and patent protection efforts.

  Other income (expense). Interest income decreased to $90,000 for the three months ended March 31, 1999, compared to $212,000 for the corresponding period in 1998. The decrease is due to lower average balances in our cash, cash equivalents and securities available-for-sale during the first quarter of 1999, compared to the same quarter in 1998. Interest income generally fluctuates as a result of the average amount of cash available for investment and prevailing interest rates.

  Interest expense decreased to $112,000 for the three months ended March 31, 1999, compared to $170,000 for the corresponding period in 1998. The decrease is due to the payoff of a loan for tenant improvements and equipment in December 1998. However, interest expense is expected to increase in the future as we arrange for additional financing for operations.

  Equity in loss of unconsolidated affiliate was $495,000 for the period ending March 31, 1999. No expense was required or recorded in the corresponding period in 1998. This expense arises in connection with our initial cash investment of $2.0 million and the subsequent transfer of our gene identification and target validation technology to Atugen. At March 31, 1999, we retained a 49.5% equity interest in the voting stock of Atugen which includes both common and preferred stock. Although we own 83.2% of Atugen's outstanding common stock, we do not meet the criteria for consolidating this affiliate because:

  . we own less than 50.0% of Atugen's voting stock, and

  . the preferred shareholders retain significant participating rights.

Accordingly, we have accounted for our investment in Atugen under the equity method. As a result, we recorded 83.2% of Atugen's first quarter loss of $595,000, resulting in equity in loss of unconsolidated affiliate of $495,000. At March 31, 1999, our remaining net investment in Atugen was $366,000, which we expect to eliminate entirely during the remainder of 1999 as we share further in Atugen's anticipated losses.

Results of Operations for Years Ended December 31, 1996, 1997 and 1998

  Revenues. Revenues from collaborative agreements increased from $2.0 million for the year ended December 31, 1997, to $9.0 million in 1998. The increase was primarily due to $6.0 million recorded for Chiron partnership payments related to the product development of ANGIOZYME. Of the $6.0 million recorded for Chiron in 1998, $5.0 million was a nonrecurring payment for 50% of past expenses incurred by us for the preclinical development of ANGIOZYME. The payment became due when Chiron agreed to be our partner in the development of ANGIOZYME. In addition, Chiron paid us $1.0 million for expenses incurred by us for clinical development of ANGIOZYME during the fourth quarter of 1998. There are no future obligations between us and Chiron for these revenues. In addition, we received approximately $650,000 in collaborative revenue in 1998 due to new target validation agreements with Roche, Parke-Davis and GlaxoWellcome.

  Revenues from collaborative agreements increased from $759,000 in 1996 to $2.0 million in 1997. The increase was primarily due to $1.5 million in research payments made by Schering AG in 1997. The 1997 payments from Schering AG were the first payments in the collaboration which includes $2.0 million in annual research funding over the five-year term of the collaboration, provided the agreement is extended for each of those years.

  Expenses. Research and development expenses increased from $14.2 million in 1996 to $15.2 million in 1997, and increased to $16.9 million for the year ended December 31, 1998. These increases were primarily due to hiring additional personnel and the overall scale-up of research and product development. Research and development expenses consist primarily of:

  . clinical and preclinical supplies and related costs,

  . salaries and benefits for scientific, regulatory, quality control and pilot manufacturing personnel,

  . consultants,

  . supplies,

  . occupancy costs, and

  . depreciation for laboratory equipment and facilities.

  In 1998, expenses were primarily related to ANGIOZYME development and target validation service costs. We expect research and development expenses to continue to increase as ANGIOZYME and HEPTAZYME proceed through clinical trials and manufacturing.

  General and administrative expense decreased slightly from $1.9 million in 1996 to $1.89 million in 1997, and decreased slightly again to $1.81 million for the year ended December 31, 1998. The slight decrease in general and administrative expense in 1997 was primarily due to higher expenses in 1996 which included one-time cash and stock bonus payments made to our executive officers in connection with our initial public offering in April 1996. The decrease in 1998 was due to reimbursements of $480,000 made to us from Atugen related to management's time during closing and start-up of operations. We expect general and administrative expenses to increase as a result of hiring additional management and administrative personnel and the incurring of legal and other professional fees in connection with the overall expansion of our operations and business development efforts.

  Other income (expense). Interest income was $936,000, $795,000 and $635,000 for the years ended 1996, 1997 and 1998, respectively. The higher interest income in 1996 resulted from increased cash balances due to our initial public offering in April 1996. Interest income has decreased in the last three years due to declining cash balances. Interest income generally fluctuates as a result of cash available for investment and prevailing interest rates.


  Interest expense has remained stable at $845,000 in 1996, $844,000 in 1997 and $704,000 in 1998. We expect interest expense to increase as we continue to borrow under existing or new lines of credit to finance equipment purchases.

  In 1998, in connection with our initial cash investment of $2.0 million and the transfer of our gene identification and target validation technology to Atugen, we recorded our share of the unconsolidated affiliate's 1998 net loss, or $1.1 million as equity in loss of unconsolidated affiliate. At December 31, 1998, our remaining net investment in Atugen was $860,000, which we expect to eliminate entirely during 1999 as we share further in Atugen's anticipated losses.

Liquidity and Capital Resources

  We have financed our operations since inception through public offerings in April 1996 and October 1997, private placements of preferred stock and funds received under our collaborative agreements. From inception through March 31, 1999, we have received approximately:

  . $29.0 million in net proceeds from private placements,

  . $31.1 million in net proceeds from public offerings,

  . $41.9 million from our collaborations, and

  . $9.8 million from equipment financing.

  We had cash, cash equivalents and securities available-for-sale of $5.8 million at March 31, 1999 compared with $6.5 million at December 31, 1998. The $700,000 decrease in cash, cash equivalents and securities available-for-sale is primarily the result of:

  . $1.1 million used for operations,
  . $460,000 used for investments in equipment and patents, and . $140,000 in loan payments, loan advances and expenses related to this proposed offering.

  These uses of cash were offset by loan proceeds of $1.0 million.

  We invest our cash, cash equivalents and securities available-for-sale in interest-bearing, investment grade securities.

  Accounts receivable at December 31, 1998 was $3.9 million compared to $8,000 at December 31, 1997. The increase was a result of:

  . $2.0 million due from Atugen for the license agreement,

  . $730,000 due from Atugen for expenses related to the formation of Atugen,

  . $1.0 million due from Chiron for 1998 fourth quarter research revenue related to ANGIOZYME clinical development, and

  . $115,000 due from Roche for research performed in the fourth quarter of 1998.

  Accounts receivable at March 31, 1999 was $3.5 million compared to $3.9 million at December 31, 1998. The net decrease in accounts receivable was attributable to:

  . receipt of $2.0 million due from Atugen for the license agreement,

  . receipt of $115,000 due from Roche for research revenue,

  . $1.1 million due from Chiron for 1999 first quarter research revenue related to ANGIOZYME clinical development, and

  . $633,000 due from Atugen related to the service agreement.

  Total additions for property, plant and equipment for the three months ending March 31, 1999 were $413,000, most of which were financed through our existing equipment loan facility with Schering AG.

  Schering AG made a $2.5 million equity investment in us in May 1997 in exchange for 212,766 shares of common stock and made an additional equity investment of $2.5 million for 465,117 shares in April 1998. Separately, Schering AG provided loans of $2.0 million in each of 1997 and 1998. We received an additional $1.0 million advanced on this loan facility in January 1999. Schering AG will continue to provide loans of up to $2.0 million annually for each of the next three years, provided that the collaboration is continued, at Schering AG's option, in each of those years. If Schering AG does not continue the collaboration, we will need to seek alternative sources of financing. Amounts not used in any calendar year may be carried forward to future years. According to the terms of our agreement with Schering AG, 50% of any borrowings on the line of credit must be collateralized by equipment purchases. The loans, which carry an interest rate of 8.0% per annum, are immediately convertible into equity at the option of Schering AG. At March 31, 1999, the outstanding borrowings of $5.4 million were convertible into approximately 1.1 million shares of our common stock. Principal and interest payments are deferred until maturity of the loans which is April 2004. In addition, Schering AG made research payments of $2.0 million and $1.5 million in 1998 and 1997, respectively. If the collaboration is continued, Schering AG will make research payments of $2.0 million a year for each year through April 2002, but Schering AG may terminate its collaboration at any time. We may earn success fees upon product development milestones and will manufacture synthetic ribozyme products and receive royalties on sales of products resulting from the collaboration. Schering AG may terminate the research collaboration at any time by paying us termination fees.

  We anticipate that net proceeds of this offering, together with our existing financial resources and expected revenues from our collaborations, should be sufficient to meet our anticipated operating and capital requirements into mid-2001. We expect to incur substantial additional costs, including:

  . costs related to our research, drug discovery and development programs,

  . preclinical studies and clinical trials of our products, if developed,

  . prosecuting and enforcing patent claims,

  . general administrative and legal items, and

  . manufacturing and marketing of products, if any.

  We do not have any currently available credit facilities. In the future we may raise additional capital through public or private financing, as well as from new collaborative relationships, new credit facilities and other sources. We cannot assure you that funds will be available on favorable terms, if at all. If we raise additional funds by issuing equity securities, the holdings of existing stockholders will be further diluted. In addition, future collaborative relationships may not successfully reduce our funding requirements which may require us to relinquish or reduce rights to our technologies or products. See "Risk Factors."

  At December 31, 1998, we had available net operating loss carryforwards, research and development credit carryforwards and state investment credit carryforwards of $73.7 million, $1.5 million and $31,000, respectively, for income tax purposes. Our ability to utilize our net operating loss carryforwards is subject to an annual limitation in future periods pursuant to the "change in ownership" rules under Section 382 of the Internal Revenue Code.

Year 2000 Affect on Computer Systems

  Year 2000 issues result from the inability of some computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically the year 2000 is represented as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business.

  Based on our evaluations and remediation efforts, we do not anticipate that we will incur any significant costs relating to the assessment and remediation of year 2000 issues. To date, we estimate that we have spent approximately $20,000 in reviewing and remediating year 2000 issues and that total expenditures incurred in completing our review and remediation efforts will not exceed $60,000. These expenditures are budgeted as part of our operating expenses. However, expenditures for year 2000 remediation efforts may exceed this amount if unforeseen complications arise. Also, we or our vendors, suppliers and corporate partners may not be able to successfully identify and remedy all potential year 2000 problems.

  We have developed and are implementing a contingency plan including the following:

  . maintaining all data in hard copy that is generated or collected by our vendors, suppliers and collaborators so any loss of data due to year 2000 problems could be re-entered manually,

  . maintaining all of our accounting records in hard copy so that we can continue to manually pay vendors, employees, consultants and collaborators in the event that our accounting software or other computer programs or systems malfunction,

  . maintaining hard copies of all scientific and business related electronic data,

  . archiving critical business paperwork,

  . scheduling manufacturing campaigns not to extend or overlap the year 2000 time change, and

  . upgrading security systems.

  We continue to review these requirements to complete our contingency plan for noncritical business functions.

  We do not believe that we will have to modify or replace any significant portions of our computer applications in order for our computer systems to continue to function properly in the year 2000. However, a "worst case" scenario may include the temporary interruption of research, development and business if we need to upgrade or replace computer systems.

                                    BUSINESS

An overview of our company

  Ribozyme Pharmaceuticals is developing a new class of drugs based on Professor Thomas R. Cech's discovery of "ribozymes," for which he shared a Nobel Prize. We are currently conducting preclinical development and clinical trials for our two lead product candidates, ANGIOZYME and HEPTAZYME. We are collaborating with Chiron in the development and commercialization of ANGIOZYME, a drug for the treatment of solid tumor cancers. We have completed Phase Ia clinical trials in healthy volunteers, commenced Phase Ib trials in cancer patients and expect to begin Phase II trials by the end of the year. We are collaborating with Lilly for the development and commercialization of HEPTAZYME, a drug for the treatment of Hepatitis C, a viral liver disease. HEPTAZYME is in preclinical testing, and we expect to file an investigational new drug application before the end of the year and commence clinical trials in 2000. We are also researching several other product candidates and expect to begin preclinical testing on one of these product candidates by the end of 1999.

  Ribozymes also may be used for gene function identification and target validation, the process by which genes that cause or contribute to human disease are identified. We have target validation and discovery partnerships with Schering AG, Roche Biosciences, GlaxoWellcome, Chiron and Parke-Davis. In 1998, we transferred our gene function identification and target validation technology to a newly formed German company, Atugen. As a result of this technology transfer, we will focus exclusively on the development of ribozymes as human therapeutics and will subcontract target validation and discovery services to Atugen.

The traditional process of drug discovery and development

  Traditional drug discovery and development is difficult, time consuming and extremely costly. Historically, diseases have been treated using drugs developed based on clinical observation of symptoms which were correlated with abnormal physiological processes and, where possible, biochemical changes. Most drugs are chemicals designed to inhibit the function of a targeted molecule with as few unwanted side effects as possible. Drug discovery is a complex process, which includes:

  . selecting a target (usually a protein),

  . developing a screening assay,

  . chemically synthesizing large numbers of different molecules tested in cell cultures and in animal models for their effect on the target,

  . using those test results to narrow down the number of molecules, and

  . refining the molecules through additional chemical synthesis and testing.

  Unfortunately, drugs produced from this traditional process may have undesirable side effects due to interactions with non-targeted molecules. These side effects can limit the effective use of a drug.

  Pharmaceutical companies are under intense competitive pressure to identify and commercialize novel drugs having fewer side effects more quickly and cost effectively. Pricing pressures from managed care organizations, governmental agencies and other third-party payors, coupled with the proliferation of new technologies that offer revolutionary approaches to drug design and development, are causing major changes in the drug development process.

Genetic function and human disease

  The abnormal production of proteins, which are products of genes, directly causes many human diseases. The abnormality may be due to a defective gene or to the over- or under-production of a protein by a "normal" gene. The abnormal production of proteins may have direct effects on cells within the body or may initiate a series of events involving other proteins within the body, thereby producing disease. The gene functions of infectious agents, such as viruses, allow replication and growth of infectious agents in the human body.

  Production of proteins from genes, called protein "expression," generally involves two steps. First, the information from the DNA sequence of the gene is "transcribed" to messenger RNA. The second step involves "translation" of the mRNA and its information into a protein. The process by which genetic information is "expressed" in the form of a protein is highly selective; production of a particular protein generally requires its own specific DNA sequence which leads to a corresponding specific mRNA sequence. Blocking a gene's function, and hence the production of its associated proteins, is an increasingly vital tool in treating and diagnosing human disease.

Our ribozyme technology

  Our approach to drug discovery and development begins by either identifying a gene in humans causing or contributing to disease or identifying an essential gene in a disease-causing infectious agent. We analyze the nucleotide sequence of the target gene and create a complementary ribozyme nucleotide sequence.

  A ribozyme is a sequence of nucleotides that has a catalytic core capable of cleaving a specific mRNA molecule. Ribozymes act as "molecular scissors" by cutting mRNA molecules into two ineffective strands, thereby preventing protein production. Each ribozyme destroys only a specifically targeted mRNA sequence, thereby minimizing the risk of unwanted side effects. In addition, ribozymes can be used to identify gene function and validating the disease contributing function of a specific gene. In this way, ribozymes assist in the identification of new drug candidates. Our ribozyme technology is an important bridge between the growing body of knowledge regarding gene function and its contribution to the treatment or prevention of human diseases.

  We initially test the effectiveness of the ribozyme in cell cultures or in animal models. If the ribozyme reduces or stops production of the protein associated with the disease, or slows the associated growth or spread of the disease, not only has the disease contributing function of the gene been validated, but also a drug candidate has been identified.

  Once we identify a target gene and related ribozyme, we optimize the ribozyme's effectiveness by varying the length of the portion of the ribozyme which binds to the mRNA to maximize the ribozyme's selectivity and modifying the chemical structure to increase the ribozyme's stability in the human body. To successfully commercialize ribozyme products to treat or prevent human disease, we must successfully deal with technical issues such as:

  . ribozyme design,

  . stability,

  . selectivity,

  . drug delivery and cellular absorption,

  . safety,

  . effectiveness, and

  . manufacturing capabilities and scale-up.

  To date, we have achieved a number of significant milestones important to the development of ribozymes and related technical issues, including the following:

  Design. We have developed a proprietary computer program to design ribozymes against sites in a target mRNA sequence. This program allows us to accelerate the identification of potential ribozyme product candidates and design multiple back-up candidates.

  Stability. To be useful as a treatment, a ribozyme must remain stable in human serum and cells long enough to destroy the targeted mRNA and ideally long enough for each ribozyme molecule to destroy several mRNA molecules. Unmodified ribozymes are stable and fully active in human serum for only a few seconds. We have successfully produced chemically-modified ribozymes that are stable and fully active in human serum and cells for more than 10 days. We believe this level of stability will be sufficient for ribozymes to be effective drugs.

  Selectivity. Based on third-party studies and our internal work, we believe that a ribozyme with a binding region of approximately 15 nucleotides is optimal. A binding region of this length is expected to match, on a statistical basis, only one specific mRNA sequence in the entire human genome. Since the ribozyme should interact only with the target mRNA, it should not affect other gene function and, therefore, should not have side effects when used as a drug. The high degree of selectivity of ribozymes has been demonstrated both by us and by third parties.

  Drug Delivery and Cellular Absorption. Successful development of any drug requires that the drug be delivered to the desired site in the body. We are exploring local and systemic delivery of chemically synthesized ribozymes, as well as vector delivery. For example, we have demonstrated systemic delivery of chemically synthesized ribozymes without any delivery vehicle using either intravenous or subcutaneous delivery in several animal models and in humans. Additionally, we have identified several proprietary carriers which, when combined with chemically synthesized ribozymes, have shown significant increases in the effective delivery of ribozymes to a variety of different cell types relative to ribozymes without a carrier.

  Safety. We have completed single and multiple dose animal safety studies with several ribozymes which have confirmed the ribozymes' lack of toxicity. For example, ANGIOZYME has shown a lack of toxicity in rodents and monkeys. As a result, the FDA has allowed initial human clinical trials to be carried out in healthy volunteers. A Phase Ia trial in healthy volunteers has now been completed and has shown an excellent safety and tolerability profile.

  Effectiveness. We have demonstrated through internal research and in conjunction with our collaborators that our ribozymes reduce the amount of target mRNA and the level of corresponding protein produced as well as inhibit the spread of disease. Studies showing the effectiveness of ribozymes have been conducted in multiple animal models for cancer in both models of solid tumor growth and metastasis, and in cell cultures for viral replication.

  Manufacturing Capabilities and Scale-Up. To meet our needs for preclinical studies, clinical trials and the eventual commercialization of ribozymes, we must have the ability to manufacture a sufficient amount of ribozymes. We and our collaborators have developed proprietary technology allowing us to synthesize several thousand stabilized ribozymes in milligram quantities per month. These quantities are sufficient to permit us to perform direct cell-based screening of multiple potential target sites in short periods of time. We have also developed the capability to manufacture kilogram quantities under the FDA's current good manufacturing practices. In addition, when we combine our manufacturing capabilities with available contract manufacturing, we expect to be able to produce those drugs currently under development in sufficient quantities, and of the quality required by the FDA, for our anticipated clinical trials.

The potential advantages of ribozymes in treating a disease

  We believe that ribozymes offer the following advantages over traditional approaches to treating diseases:

  Potential Broad Applicability. Once a gene has been identified, a ribozyme can be designed to target and destroy the associated mRNA to inhibit the related gene function. Therefore, all diseases for which a gene can be identified as a cause or an essential contributing factor of diseases are potentially treatable with a ribozyme drug. In addition, identifying the essential genes of viruses and other infectious agents that cause human disease creates the potential to develop ribozyme products to inhibit these genes from functioning and, consequently, prevent the targeted infectious agent from surviving or reproducing.

  High Selectivity. The mechanism by which traditional drugs act on a target gene or protein often is not well understood. Consequently, the side effects of such drugs are difficult to predict and characterize. Side effects may be reduced or avoided by using ribozymes designed to attach to and cut only a specific targeted mRNA, a significant advantage over traditional drug therapies. We have observed the selectivity of ribozymes in both animal studies and human clinical trials. Because of this selectivity, only the function of the targeted genetic sequence is affected; other molecules and gene functions are not altered.

  Destruction of Target. Instead of temporarily preventing gene function like traditional drugs, ribozymes destroy the target mRNA and stop the associated protein production. By contrast, most drugs do not destroy their target. This inherent feature of ribozymes may offer significant advantage in the treatment of diseases caused by infectious agents such as viruses. For example, cleavage of target viral mRNA by ribozymes will inhibit the virus's ability to propagate, which may cause significant reduction in viral load in the patient.

Our business strategy

  Our primary business objective is to use our technology to identify and develop drugs containing ribozymes to prevent or treat human disease. Our secondary objective is to license our technology to others on terms which could provide us an economic benefit. Our strategy for achieving these objectives includes the following goals:

  Develop Identified Product Candidates. We are developing two products, ANGIOZYME and HEPTAZYME. In collaboration with Chiron, we are developing ANGIOZYME for the treatment of solid tumor cancers and metastasis, and possibly for other diseases that require extensive new blood vessel formation. We have completed a Phase Ia clinical trial for ANGIOZYME in healthy volunteers and are conducting Phase Ib clinical trials in cancer patients. Internally, we identified a second product, HEPTAZYME, for the treatment of Hepatitis C. In collaboration with Lilly, we are conducting preclinical testing for HEPTAZYME, and we plan to file an IND before year-end.

  Identify New Product Candidates. We have developed a variety of sources to identify additional product candidates. Internally, we are researching several product candidates and intend to begin preclinical testing and development of one of these product candidates by year-end. We believe that our relationship with Atugen could provide an important source of new product candidates for us. Atugen will seek additional partners in the pharmaceutical and biotechnology industries using Atugen's gene function identification and validation technology. We have retained rights to develop ribozymes against any targets validated by Atugen on its own or for its partners. We are engaged in several collaborations to validate selected genetic sequences as candidates for drugs development. Under these collaborations, we have the right to develop ribozyme products against validated targets not developed by our collaborators.

  Partner with Others to Develop Products. We intend to develop our products in collaboration with larger corporate partners. In the past, we have entered into collaborations prior to identifying product candidates and performing the research and preclinical testing necessary to bring such products to development. In the future, we intend to demonstrate a product candidate's commercial potential through preclinical testing and, perhaps, early clinical trials using internally funded research. We believe entering into a development collaboration after a product's potential has been demonstrated will improve our negotiating position. Our development process with HEPTAZYME prior to entering into the Lilly collaboration is an example of this new partnering strategy.

  Focus on Human Therapeutics and License Other Applications of Our Technology. We will look for opportunities to license our technology on terms which provide a reasonable opportunity for significant business benefit. In late 1998, we transferred our gene function identification and validation technology to Atugen in exchange for an equity interest in Atugen. We expect Atugen to continue to build the target validation and discovery business by actively pursuing collaborations with new corporate partners. We will benefit from Atugen's activities through our ownership interest in Atugen, as well as through the rights we retained to develop ribozymes against targets validated by Atugen.

  Maintain and Expand Patent Portfolio and Proprietary Technology. To maximize the value of our technology, we dedicate substantial resources to the discovery of new inventions. We aggressively pursue patent protection. We currently own, or have exclusive licenses to, 84 issued or allowed patents worldwide and have over 100 patent applications pending worldwide.

Our product programs

  The development process for our products starts with research and preclinical development. Research includes identification of a target protein, synthesis of an appropriate ribozyme to block expression of the target protein, and testing the activity of the ribozyme in a specific cell population. Preclinical testing includes pharmacology and toxicology testing in cell cultures and animal models, product formulation, dosage studies and manufacturing scale-up for submission of the necessary data to comply with regulatory requirements of the FDA and similar agencies in other countries prior to commencement of human trials. Regulatory requirements concerning the conduct of clinical trials are described below in the section "--Government regulation of our drug development activities."

  We are currently in various stages of development and clinical trials for two products. ANGIOZYME is being developed to treat solid tumor cancers, but it may also be applicable to other diseases such as diabetic retinopathy and macular degeneration. HEPTAZYME is being developed to treat Hepatitis C.

 Angiozyme

  For a cancerous tumor to grow, the body must generate new blood vessels surrounding the tumor to supply the blood necessary for tumor growth, a process known as angiogenesis. In many cases, the Vascular Endothelial Growth Factor ("VEGF") molecule and its receptor are essential to angiogenesis. ANGIOZYME was developed to inhibit the production of the VEGF receptor, thereby slowing or stopping angiogenesis and related tumor growth. Animal studies conducted by us and by independent third parties showed dramatic reduction in tumor growth and metastasis. Animal studies using ribozymes alone and in conjunction with existing cytotoxic cancer therapies demonstrated the elimination of metastasis of the cancer. As a result of our research and preclinical studies, the FDA approved an IND allowing us to begin clinical trials. We completed Phase Ia clinical trials in healthy volunteers in January 1999. These trials, conducted on 14 healthy volunteers, demonstrated safety and tolerability and showed no drug related side effects. We are conducting Phase Ib clinical trials to test for safety and tolerability in approximately 16 cancer patients with a broad spectrum of solid tumors and metastasis. We expect to initiate Phase II clinical trials prior to the end of 1999.

  If the results of clinical trials are positive, ANGIOZYME could be developed as a treatment of some solid tumor cancers such as cancers of the lung, breast, prostate, colon and rectum. These cancers account for over 750,000 new cancer cases and over 200,000 deaths per year in the United States alone. In addition, ANGIOZYME could also be used in products for the treatment of other diseases in which angiogenesis is a contributor such as the eye diseases, macular degeneration and diabetic retinopathy.

  ANGIOZYME is being developed in collaboration with Chiron. We have control of all development activities and decisions. The material terms of the agreement with Chiron are discussed below.

 Heptazyme

  We are developing a potential product to treat Hepatitis C, a viral disease of the liver. There are over four million chronically infected persons in the United States and over 175 million worldwide. Hepatitis C infects approximately 50,000 people with over 10,000 deaths associated with Hepatitis C each year in the United States. It is the most common blood borne infection in the United States and has been identified as a "silent epidemic" and "a daunting challenge to public health" by the United States Congress.

  Current therapies for Hepatitis C are effective in less than 50.0% of existing patients and have serious side effects. Our research and preclinical testing has indicated that HEPTAZYME selectively cuts Hepatitis C RNA in a manner that significantly inhibits viral replication in cell culture. These results were presented at a meeting of the American Association for the Study of Liver Diseases in November 1998. It is also expected to be effective against all known Hepatitis C sub-types, which now number over 90. We intend to conduct toxicology and other preclinical studies commencing in the second quarter of 1999 and file an IND with the FDA by the end of 1999.

  HEPTAZYME is being developed in collaboration with Lilly. The material terms of the agreement are described below.

  Other Programs. In collaboration with Chiron, the City of Hope and Children's Hospital (Los Angeles), we have successfully completed a gene therapy HIV Phase I/IIa clinical trial. The treatment phase of this trial was completed in December 1997. Five patients were treated, and no drug-related toxicities were observed. In 1998, a proof-of-principle Phase II clinical trial in AIDS Lymphoma patients was initiated. The pilot trial is intended to assess the viability of the gene therapy approach for delivering anti-HIV ribozymes. The commercial viability of current gene therapy technologies and thus the future of this program will be decided during 1999.

  Internally, we are researching several product candidates and intend to begin preclinical testing and development of one of these product candidates by year-end.

  Chiron Collaboration. In July 1994, we entered into an agreement with Chiron to collaborate exclusively on up to five specific targets selected by Chiron. Four targets are currently subject to the exclusivity provision, including ANGIOZYME, the target of our HIV product, and two additional targets. Therefore, Chiron has the right to select an additional exclusive target. From time to time during the term of the collaboration, Chiron also has the right to reserve four potential targets. In addition, Chiron may replace exclusive targets with other targets including reserved targets. No target may be selected as an exclusive or reserved target if the rights to such target have been granted to a third party or such target is the subject of an active internal development program.

  Unless otherwise mutually agreed, no target may be reserved for more than 18 months after its designation. During the 18-month period, we cannot develop, or grant rights to third parties to develop, products against a reserved target. Following such period, Chiron will not have any rights to a reserved target unless during the 18-month period the reserved target replaces another target as an exclusive target.

  Pursuant to the collaboration, we commenced a five-year joint research program which expires in July 1999. During the five-year program, each party pays for its own research and preclinical development of products. Additional collaborative research may be done on a product against targets by mutual agreement and either party may research and conduct preclinical testing on its own, at its own cost.

  Either party may propose that an IND be submitted and Phase I clinical trials be commenced for a product against exclusive targets. If the other party does not agree to share equally in the development costs through Phase I clinical trials, the party not sharing in the Phase I development cost forfeits any rights to the proposed product.

  If, after jointly funded Phase I clinical trials have been completed, one party discontinues funding its share of the costs of clinical development that party would not share equally in the profits from product sales but would receive a royalty based on net sales of that product. However, the non-participating party may regain its interest in the profits of the product by repaying the other party one-half of the development costs incurred solely by the other party, plus a predetermined risk premium, at either the commencement of Phase III testing or the filing of a New Drug Application or Product License Application. In some instances we may pay up to 50.0% of such payment in shares of common stock. However, the maximum number of shares we can issue to Chiron in lieu of a cash payment is limited such that after issuance of these shares Chiron will not own more than 19.9% of our outstanding common stock. If development of a product is funded equally by the parties, we will share equally the profits from product sales.

  We have retained the right to manufacture chemically synthesized ribozyme products resulting from the collaboration whether developed jointly or individually by each party.

  Chiron holds exclusive worldwide marketing rights for all jointly developed products, subject to a co-promotion agreement for sales in North America and Europe. In Asia, Chiron has exclusive marketing rights with the right to sublicense, although we have retained the right to share in 50% of the profits.

  The collaboration terminates on the later of (1) 30 years after the first commercial sale of the last jointly developed product arising out of the collaboration or (2) upon the expiration of patents or 15 years after the first commercial sale for a solely developed product.

  As part of the collaboration, in 1994 Chiron made an equity investment of $4.36 million in our stock. In addition, Chiron purchased 377,202 shares of our common stock for $3.64 million in 1996. Also in 1996, Chiron purchased warrants for 444,444 shares of our common stock for $2.0 million, exercisable at a price of $22.50 per share with an expiration date of December 30, 2004.

  We and Chiron could not reach agreement on a development plan for ANGIOZYME. In consideration for the payment by Chiron of $5.0 million of our research costs related to ANGIOZYME prior to the filing of the IND for ANGIOZYME, we amended the collaboration agreement in the following manner. If the parties do not agree as to the plans, timing or budget for any development activities, our proposed plans, timing and budget will be adopted but we must then fund 55% of the costs for such development activities. If the total costs do not exceed our proposed budget, Chiron must pay us 5% of the total costs incurred for such development activities.

  Lilly Collaboration. In March 1999, we entered into a collaboration with Eli Lilly and Company pursuant to which Lilly was granted the exclusive worldwide right to develop and commercialize HEPTAZYME and any other ribozyme drug for the treatment of Hepatitis C. If Lilly abandons or does not diligently pursue the development of HEPTAZYME or another ribozyme drug for the treatment of Hepatitis C, all rights to HEPTAZYME and such other ribozymes revert to us, subject to the right of Lilly to receive royalty payments, if applicable, on the sale of products developed by us or our third-party collaborators. Lilly may terminate the collaboration at any time by giving us ninety days' notice.

  On April 30, 1999, we issued five shares of our Series L preferred stock to Lilly for $7.5 million in cash. Eash share of Series L preferred stock:


  . has a $1.5 million face value,

  . has liquidation preference over our common stock,

  . has no voting rights, except as may be required under Delaware law, and

  . is convertible into shares of our common stock based upon milestones related to the development and commercialization of HEPTAZYME.

  Lilly will pay us $9.2 million in 1999, which includes $1.7 million of funding for research, payable in three equal installments, and the $7.5 million equity investment made by Lilly in April 1999. Including development milestones, which we will be entitled to receive if a commercial product is offered for sale in the United States, Europe and Japan, we could receive as much as $38 million, including the $9.2 million in 1999. In addition, we will be entitled to royalties on the sale of products developed pursuant to the collaboration. We would also realize increased revenues from product manufacturing and research.

  We have the right to manufacture all ribozymes for clinical trials. In addition, we have the manufacturing rights for any commercial product developed from the collaboration subject to Lilly's right to manufacture a portion of the commercial product, in which event Lilly must pay us an increased royalty on product sales.

Gene validation

  We developed a gene function identification and target validation business internally to generate revenues and accelerate the discovery of potential drugs using ribozymes. We entered into gene function identification and target validation agreements with Schering AG, Chiron, Parke-Davis, Roche and GlaxoWellcome and developed with our collaborators additional technologies helpful in target validation and discovery. These technologies use ribozymes and other oligonucleotides to block the function of genetic sequences selected by our partners. The effect of the ribozyme or other oligonucleotides in cell cultures or animal models is then analyzed to determine whether the protein associated with the disease or the disease itself is reduced or eliminated. Alternatively, a genetic sequence, the function of which is unknown, can be analyzed using ribozyme inhibition in a collection of cell culture assays or animal models that represent a broad range of biological functions.

  Gene Validation Collaborations. We entered into gene function identification and target validation agreements with various collaborators and granted licenses to these collaborators to use our technology to develop products identified or validated under these collaborations.

  . Schering AG. In April 1997, we entered into a research collaboration with Schering AG focusing on the use of ribozymes and related technologies for gene function validation. We provide our expertise in ribozyme design, synthesis and delivery, and Berlex Laboratories, Inc., a United States subsidiary of Schering AG, provides candidate gene or expressed sequence tag targets, screening in cell culture and animal models as well as development and commercialization expertise to the collaboration. We anticipate that hundreds of potential targets may be examined over a five-year period.

  Schering AG may reserve exclusive rights to a specified number of targets at any time. Rights to a Schering AG target will revert to us, however, if Schering AG is not developing or selling a product against such target. Schering AG may not reserve exclusive rights to a target if we have granted a third-party license for products against that target or we are conducting an active internal program for the development of a product against that target. Schering AG has a license to commercialize both ribozyme and non-ribozyme products from any validated targets subject to paying us certain milestone success fees and royalties on product sales. We have the right to manufacture ribozyme products developed by Schering AG and to develop independently any ribozyme product not developed by Schering AG, unless Schering AG is developing a non-ribozyme product against the same target and agrees to pay specified milestone success payments to us in exchange for our relinquishing our right to make ribozyme products against such target.

  In May 1997, Schering AG purchased 212,766 shares of our common stock for $2.5 million and in 1998 Schering AG purchased 465,117 shares of common stock for $2.5 million. Separately, Schering AG provided loans of $2.0 million in both 1997 and 1998. We received an additional $1.0 million on this loan facility in January 1999. Schering AG will continue to provide loans of up to $2.0 million annually through 2001, provided that the collaboration continues in each of those years. If Schering AG does not continue the collaboration, we will need to seek alternative sources of financing. The loans, which carry an interest rate of 8.0% per annum, are immediately convertible into equity at Schering AG's option. At March 31, 1999, our outstanding borrowings of $5.4 million were convertible into approximately 1.2 million shares of our common stock. Principal and interest payments are deferred until maturity of the loans which is in April 2004. In addition, Schering AG made research payments of $1.5 million in 1997 and $2.0 million in 1998 and, provided that the collaboration is continued, will make research payments of $2.0 million a year through 2001, but Schering AG may terminate its collaboration at any time. Upon payment of termination fees to us, the research collaboration may be terminated at Schering AG's option at any time.

  . Roche. In May 1998, we entered into a gene function identification and target validation collaboration with Roche. Roche may obtain the exclusive right to up to a specified number of targets over approximately five years if it requests and pays for validation research for such targets. Roche may reserve the rights to all targets related to a particular disease for up to three years. It may not obtain the rights to products for a target or disease which we have granted to third parties or to targets which we have patented or for which we have pending patent applications. We do not receive periodic fees from Roche but rather Roche pays us a set amount for the specific research activities conducted on its behalf and for materials used in the research program.

  Roche also is obligated to make payments for successful target validations. Roche has the right to develop ribozyme or non-ribozyme products against targets discovered or validated under the collaboration subject to the payment to us of milestone success fees and royalties on product sales. We have the right to manufacture ribozyme products developed by Roche and to develop independently any ribozyme product not developed by Roche.

  . GlaxoWellcome. In July 1998, we entered into an agreement with GlaxoWellcome to evaluate our gene function identification and validation technology on a limited number of genes. GlaxoWellcome paid research fees to us in connection with the evaluation program for reagents plus the cost of any services or additional reagents requested by them. We will not be entitled to any royalties or other payments in connection with products developed by GlaxoWellcome against the initial targets covered by the evaluation agreement.

  . Chiron. In May 1996, we entered into a gene function identification and target validation collaboration with Chiron for the use of ribozymes to validate gene function. We and Chiron each pay a portion of the research and development expenses of the collaboration. We paid Chiron $1.8 million for research funding related to the collaboration. We do not receive periodic fees but rather Chiron pays a predetermined amount for materials actually used in the collaboration. The collaboration with Chiron is substantially complete, but we may be obligated to perform additional work.

  Chiron has the option to reserve exclusive rights to a specified number of targets for up to two and a half years, as well as the exclusive right to any products developed against the targets subject to the collaboration. We are entitled to:

  . receive success payments related to the development of any products arising under the agreement,

  . receive milestone success payments for the development of ribozyme products and royalties on sales of any commercial products containing ribozymes,

  . manufacture synthetic ribozymes, and

  . develop any ribozyme product not developed by Chiron subject to the payment of royalties on product sales to Chiron. Chiron also has the right to manufacture endogenously delivered ribozyme products developed by us.

  . Parke-Davis. In March 1998, we entered into a gene function identification and target validation collaboration with Parke-Davis to use our technology to validate genes as therapeutic targets. We do not receive periodic fees but rather Parke-Davis pays for our research and for materials provided by us. Parke-Davis will have the exclusive right to develop oligonucleotide products against targets validated under the collaboration pursuant to a mutually satisfactory license which we anticipate would provide for the payment of milestone success fees and royalties on product sales. The collaboration with Parke-Davis is substantially complete, but we may be obligated to perform additional work.

  We expect to subcontract these agreements to Atugen in the future, subject to the consent of our collaborators. If an agreement is subcontracted to Atugen, we will retain any rights we have now under the collaboration to:

  . milestone success payment,

  . royalties on products developed by our collaborators, and

  . develop ribozyme products which our collaborators choose not to develop under the terms of the agreements subject to royalties from products that may be payable to our collaborators.

  Formation of Atugen. In 1998, we transferred our gene function identification and target validation technologies to Atugen in exchange for an equity interest in Atugen. This opportunity was attractive to us because substantial funding was available from both outside investors and the German government. This funding would not otherwise have been available to us and should allow us to benefit indirectly from Atugen's expansion of the target validation business and technology.

  We will benefit from Atugen's activities in the future in several ways:

  . we retain an interest in Atugen and, as of March 31, 1999, owned 49.5% of its outstanding voting stock,

  . we have the right to develop ribozymes against targets validated by Atugen for its customers,

  . we will be paid by Atugen for ribozymes and other material manufactured by us pursuant to our exclusive manufacturing rights,

  . we will be paid by Atugen for a portion of our costs of prosecuting patents applicable to Atugen's business,

  . we will be paid by Atugen for certain administrative and other services rendered by us to Atugen, and

  . we retain the right to use the target validation and discovery technology in non-high throughput applications for our own use and in connection with limited research and development collaborations with third parties.

  Financing for Atugen was accomplished through a combination of venture capital investment, an investment by us and German government grants and loans. We contributed $2.0 million in cash to Atugen. On March 31, 1999, we owned a 49.5% equity interest in Atugen. Our equity interest in Atugen is subject to dilution if additional equity is issued for any purpose, such as to raise additional capital in connection with acquisitions or in connection with stock option or similar incentive plans for Atugen employees.

  We have the right to name two of six designees to Atugen's Board of Directors and the Chairman of the Board for as long as we and BB BioVentures together own a majority of Atugen's outstanding stock. Nonetheless, most corporate actions taken by Atugen require a 75.0% vote or consent of the holders of Atugen's outstanding stock.

  Pursuant to a service agreement with Atugen, we provide a business development team which devotes 50.0%of its time to support Atugen's business development efforts for nine months beginning on September 1, 1998 and ending on May 31, 1999. At Atugen's option, Atugen may continue to request business development support through August 1999. Our CEO, CFO and Vice President of Research, Dr. Christoffersen, Mr. Bullock and Dr. Usman, respectively, devoted up to 25.0%of their time to Atugen activities for six months beginning on September 1, 1998 through February 1999 to ensure a smooth transfer of technology. However, Atugen continues to request decreasing amounts of executive support. We do not anticipate that the continued support given to Atugen will effect our business or resources. Atugen compensates us for business development and executive support. We are making every reasonable attempt to accommodate any additional time needed by Atugen through December 1999.

  As part of the formation, Atugen received exclusive royalty-free licenses to our extensive patents and technologies for target validation and discovery. We received a one-time $2.0 million license payment in

1999 for a portion of the licensed technology. The initial technology base includes our entire gene function identification and target validation technologies for both chemically synthesized and expressed nucleic acids, including target site selection, cell culture assays, RNA and other assays, optimized delivery vehicles and animal pharmacology.

  Atugen's primary goal is to accelerate discovery and validation of human health therapeutic targets. It will provide a variety of technologies and services to utilize information emerging from human genome sequencing efforts to determine which genes are key factors causing human disease. The significant technology base transferred from us to Atugen combined with the substantial initial capitalization should allow Atugen to improve the speed and certainty of identifying and validating new therapeutic targets both for corporate partners and for internal use. As part of the formation, Atugen acquired Transgenics Berlin-Buch GmbH in return for equity in Atugen. This transaction provides Atugen with transgenic animal capabilities, allowing early and rapid animal model assessment of the effect of inhibiting expression of a targeted gene sequence using a ribozyme. Atugen formally opened its research and administrative facilities in January 1999 on the Biomedical Research Campus of the Max Delbruck Center in Berlin-Buch, Germany.

Other licenses

  An element of our business strategy is to enter into licensing agreements or other arrangements to exploit our technology. We seek licensing partners who pursue the development of drugs for human diseases and other applications of our technology which we cannot otherwise develop due to our limited resources. In the past, we have entered into the following two licenses for such activities.

  Dow AgroSciences LLC. In September 1993, we entered into a collaborative research feasibility study with Dow AgroSciences LLC. The goal of the feasibility study was to demonstrate the ability of ribozymes to alter corn oil traits. Dow AgroSciences provided research support for the feasibility study conducted by us. The feasibility study was completed successfully in April 1997 and we entered into a long-term license agreement with Dow AgroSciences. The agreement provides Dow AgroSciences with a worldwide, non-exclusive license to some of our technology to commercialize oil, meal and starch products in corn and several other crops. As consideration for the long-term license agreement, 41,666 shares of our common stock held by Dow AgroSciences were returned to us. We will receive royalties on products sold; however, we do not expect to receive royalties, if any, from this license for a substantial period of time.

  IntelliGene. In March 1997, we granted a worldwide exclusive license to some of our technology to IntelliGene to develop and sell diagnostics for several target diseases using ribozymes. IntelliGene is a private, venture-backed biotechnology company headquartered in Jerusalem, Israel with an office in Sudbury, Massachusetts. IntelliGene is developing diagnostic products using ribozymes created using a process called in vitro evolution. The agreement provides for IntelliGene to develop diagnostic tests initially against six infectious diseases in their laboratories in Jerusalem and elsewhere, and to develop, make and sell diagnostic products based on these tests, either alone or through sublicenses. We received a license fee and will receive royalties on product sales. We do not expect to receive royalties, if any, from this license for a substantial period of time.

Our competition

  We are engaged in the rapidly changing business of developing treatments for human disease through gene modulation. Competition among entities attempting to develop gene modulation products for disease treatment is intense and is expected to increase. We face direct competition from other companies engaged in the research, development and commercialization of ribozyme-based technology as well as competition from companies attempting other methods of gene expression control, such as antisense and triplex. In addition, we compete with large pharmaceutical companies and established biotechnology firms, many of whom are developing new products for the treatment of the same diseases targeted by us. In some cases, those companies have already commenced clinical trials for their products. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies and clinical trials, obtaining regulatory approvals and marketing than us. Our collaborators and licensees may be conducting research and development programs directed at the same diseases that we are targeting. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. In addition, companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage.

  Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

  In addition, we face competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position.

Our patents and proprietary technology

  Protecting patents and other proprietary rights is crucial to developing our business. In addition to patents, we rely upon trade secrets, know-how and continuing technological innovations in the design, synthesis, and purification of ribozymes and in nucleic acid chemistry. We also rely on licensing opportunities to develop and maintain our competitive position. It is our policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of our business.

  At the core of our technology are inventions and patents of the University of Colorado developed by Dr. Thomas R. Cech and various of his associates. Pursuant to the University's policies, these inventions and the related patents became the property of the University. The Cech Technology was assigned to the University's affiliate, University Research Corporation ("URC"), which in turn assigned the rights to license parts of the Cech Technology to Competitive Technologies, Inc. United States Biochemical Corporation ("USB") licensed the Cech Technology pursuant to two sublicenses. We have entered into a license with URC and sublicenses with USB and Competitive Technologies pursuant to which we have obtained the exclusive (except for non-commercial academic research) worldwide right to the Cech Technology to, among other things, make, use and sell ribozymes and ribozyme products covered by the licensed patents. The URC license and USB sublicense are fully paid. The Competitive Technologies license provides for the payment of a royalty on sales of ribozyme products covered by the licensed patents. We may grant sublicenses to the licensed technology subject to the payment to Competitive Technologies of a share of royalty income from such sublicenses or a royalty on sales from sublicensed products, methods or services, depending on the particular licensed patents involved. In addition, we must pay Competitive Technologies a share of any option fee, license fee, prepaid royalty or other "front-end" fee other than research and development funding paid in connection with such sublicense.

  In September 1993, we were granted a right of first refusal to license any new inventions, improvements and patents related to ribozyme technology developed by Dr. Cech or others at the University, in exchange for payments. To maintain this right, we agreed to fund research at CU through an unrestricted grant of $750,000 payable in various installments over a five-year period. This grant has been paid in full. In addition, we have agreed to pay CU a fee for each invention accepted by us under the license.

  As part of our overall intellectual property strategy, we selectively enter into agreements with academic institutions either to license pre-existing technology or to support the development of new technologies and gain the commercial rights to such new technologies.

  As a result of these licenses and sublicenses, and our own internal research, we currently have the rights to 84 issued or allowed patents, and more than 100 patent applications under consideration worldwide. This includes exclusive worldwide rights to 61 patents issued in the United States, 3 patents issued in Europe, 1 patent issued in Japan and 8 patents issued in Australia. In addition, Notices of Allowance have been received for at least 11 patents from the United States Patent and Trademark Office. Six of the 61 United States issued patents, 1 European patent and 1 Japanese patent cover enzymatic RNA and the use of an enzymatic RNA to cleave a single stranded RNA. The Cech Patents grant us the right to exclude others from practicing ribozyme technology as it is currently known to us in the United States, Europe and Japan irrespective of the application, the method of production, the method of purification, or the ribozyme motif used. Unless extended, the Cech Patents will expire in December 2008 in the United States and December 2007 in Europe and in Japan. The additional issued patents cover both ribozyme technology (e.g., ribozyme design, synthesis, chemical modifications, delivery, ribozyme motifs, vector production, target site selection) as well as application to specific therapeutic targets.

  In addition, we have filed or hold exclusive licenses to more than 100 pending United States and related foreign applications. Our patent portfolio includes approximately 40 United States applications for various areas of interest in human therapeutics and diagnostics and agricultural uses. The portfolio also includes approximately 80 United States applications related to the chemistry, design, optimization, manufacture and delivery of ribozyme products. These patents collectively extend our ribozyme patent coverage well beyond the life of the Cech Patents.

  We have filed opposition documents against two patents granted to a competitor in Europe. Opposition proceedings against two of our European and Japanese patents have been initiated by our competitors. The Japanese Opposition Division has rejected competitor oppositions, and has issued a notification that it will maintain our Japanese patent without change. The opposition proceedings against our European patent are still ongoing. In addition, we anticipate interference proceedings against some of our patents and patent applications in the United States. Our patents and applications are soundly based, but the extent of protection may vary in different countries and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated, or circumvented. Litigation could prove necessary to protect our patent position, which would result in our incurring substantial costs as well as diverting our efforts. Atugen will be responsible for the patent prosecution costs for patents transferred to it.

  Competitors or other patent holders could bring legal actions against us involving our patents, patent applications or rights to use proprietary technology. If any actions succeed, in addition to any potential liability for damages, we could be enjoined from selling the affected product, or be required to obtain a license in order to continue to manufacture or market the product. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and there will likely continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Any additional litigation could consume a substantial portion of the our resources regardless of the outcome.

Government regulation of our drug development activities

  The development, manufacture and potential sale of therapeutics is subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical products undergo rigorous preclinical and clinical testing and to other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetic Act and the Public Health Service Act and by comparable agencies in most foreign countries.

  Before testing agents with potential therapeutic value in healthy human test subjects or patients may begin, stringent government requirements for preclinical data must be satisfied. The data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in an IND application or its equivalent in countries outside the United States where clinical studies are to be conducted. Preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

  Clinical trials are typically conducted in three sequential phases, although these phases may overlap. In Phase I, which frequently begins with initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse affects, dosage, tolerance, absorption, metabolism, excretion and clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

  Data from preclinical and clinical trials are submitted to the FDA as an NDA for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take a number of years and requires the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense. There can be no assurance that FDA or any other health authority approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny an NDA or marketing authorization application if the authority's regulatory criteria are not satisfied or may require additional testing or information.

  Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities may require post-marketing reporting to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval of such changes will be required to be submitted to the FDA or other regulatory authority.

  Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to commencing commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the United States and may prohibit the export of such products even if they are approved for sale in other countries.

  In addition to FDA requirements, the National Institute of Health has established guidelines for research involving recombinant DNA molecules, which are utilized by us and our collaborators and licensees. These guidelines apply to all recombinant DNA research within the United States or its territories which is conducted at or supported by the NIH. Under current guidelines, proposals to conduct clinical research involving gene therapy which is supported by the NIH must be reviewed by the NIH Recombinant DNA Advisory Committee. Our vector delivery of ribozymes will need to be reviewed by this Committee.

  We are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resources Conservation and Recovery Act and other present and potential future federal, state and local regulations.

  Completing the multitude of steps necessary before marketing can begin requires the expenditure of considerable resources and a lengthy period of time. Delay or failure in obtaining the required approvals, clearances or permits by us, our corporate partners or our licensees would have a material adverse affect on our ability to generate sales or royalty revenue. The impact of new or changed laws or regulations cannot be predicted with any accuracy.

Our manufacturing and marketing strategies

  To support our preclinical and clinical trial manufacturing requirements, we constructed manufacturing facilities that we believe comply with applicable regulatory requirements. We have also established operational quality assurance and quality control procedures. We believe that our existing facilities and those available from contract manufacturers will be satisfactory for production of ribozymes needed through clinical trials for our products currently in development.

  We do not currently have the facilities or means to manufacture, market, distribute or sell on a commercial scale any of products we may develop. We will need to develop our own facilities or contract with third parties for the manufacture of products. We have expanded our quality control and quality assurance program internally, including adopting a set of standard operating procedures designed to assure that any products manufactured by or for us are made in accordance with cGMP and other applicable domestic and foreign regulations.

  In connection with establishing of our manufacturing capabilities, we have entered into agreements with Pharmacia Biotech and Protogene. In November 1995, we agreed to collaborate with Pharmacia Biotech to develop better synthesis and purification methods for the preparation of modified amidites and chimeric oligonucleotides on a large scale. The goal of the collaboration is to reduce the cost of manufacturing ribozymes and other oligonucleotides products that use amidites. Pharmacia Biotech, a subsidiary of Pharmacia & Upjohn, Inc., has expertise in the manufacture of oligonucleotides synthesis and purification instrumentation and software. Under the terms of the collaboration, Pharmacia Biotech is providing us with synthesis instrumentation and software, research funding and milestone payments, a portion of which may be set-off against future royalties payable to us.

  In December 1996, we entered into an agreement with Protogene, a private biotechnology company, to develop an instrument allowing high throughput synthesis of non-DNA oligonucleotides. Under the terms of the agreement, we have purchased an instrument manufactured by Protogene.

  We expect to market and sell any products developed, at least initially, directly and through co-promotion or other licensing arrangements with third parties, including our collaborators. In some markets, we may enter into distribution or partnership agreements with pharmaceutical or biotechnology companies that have large, established sales organizations.

Our employees

  As of May 20, 1999, we had 67 full-time employees, including a technical scientific staff of 51. Our future performance depends significantly on the continued service of our key personnel. None of our employees are covered by collective bargaining arrangements. We believe our employee relations are good.

Legal proceedings

  We are not actively involved in any litigation which could reasonably be expected to have a material adverse effect on our business or the results of our operations.

Properties

  We lease approximately 30,000 square feet of laboratory, manufacturing and office space at 2950 Wilderness Place, Boulder, Colorado, under an operating lease that lasts through June 2007. This facility will be sufficient to meet our needs at least through 2000.

Our Scientific Advisory Board

  We are assisted in our research and development activities by our Scientific Advisory Board composed of leading scientists who meet with us several times each year to review our research and development activities, and to discuss technological advances and our business. We also have collaborative relationships with several board members that further advance our product development. Our current Scientific Advisory Board members are:

Thomas R. Cech, Ph.D.        Distinguished Professor, Department of Chemistry &
                             Biochemistry, University of Colorado; Chairman, SAB

Gerald Joyce, M.D., Ph.D.    Professor, Department of Molecular Biology, Scripps
                             Research Institute

Edward Mocarski, Ph.D.       Professor and Chairman, Departments of Microbiology
                             & Immunology, Stanford University

Gary Nabel, M.D., Ph.D.      Professor, Departments of Internal Medicine and
                             Biological Chemistry, University of Michigan

Bruce Sullenger, Ph.D.       Assistant Professor, Departments of Experimental
                             Surgery and Genetics, Duke University

Olke C. Uhlenbeck, Ph.D.     Professor, Department of Chemistry and
                             Biochemistry, University of Colorado

  Each member has entered into an exclusive consulting agreement with Ribozyme Pharmaceuticals in the field of ribozymes and signed confidentiality and non-disclosure agreements. In 1998, they each received:

  . an annual retainer of $4,000 paid quarterly (except Dr. Cech who received
    $40,000),

  . an honorarium of $1,500 per day for meetings attended, and

  . options for 4,000 shares of our common stock, which vest ratably over three years.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  The directors, executive officers and key employees of Ribozyme
Pharmaceuticals are as follows:

Name                        Age Position
----                        --- --------
Ralph E. Christoffersen,
 Ph.D. (1)................   61 Chief Executive Officer, President and Director

Lawrence E. Bullock.......   43 Vice President of Administration and Finance,
                                Chief Financial Officer and Secretary

Alene A. Holzman..........   42 Vice President of Business Development and
                                General Manager of Target Validation and
                                Discovery Business

Thomas H. Rossing, M.D....   49 Vice President of Product Development

Nassim Usman, Ph.D........   39 Vice President of Research

David T. Morgenthaler (1)
 (2)......................   79 Chairman of the Board

Jeremy L. Curnock Cook (1)
 (3)......................   49 Director

Anthony B. Evnin, Ph.D.
 (1) (2)..................   58 Director

David Ichikawa (3)........   46 Director

Anders P. Wiklund (2)
 (3)......................   58 Director

Lawrence M. Blatt,
 Dr.P.H. .................   37 Research Vice President BioPharmacology and
                                Preclinical

--------
(1) Member of the Executive Committee.
(2)Member of the Compensation Committee.
(3)Member of the Audit Committee.

  Ralph E. Christoffersen, Ph.D., has served as Chief Executive Officer, President and Director of Ribozyme Pharmaceuticals since June 1992. From 1989 to June 1992, Dr. Christoffersen was Senior Vice President and Director of U.S. Research at SmithKline Beecham Pharmaceuticals, a pharmaceutical company. From 1983 to 1989, he held senior management positions in research at The Upjohn Company, a pharmaceutical company. Prior to joining The Upjohn Company, Dr. Christoffersen served as a Professor of Chemistry and Vice Chancellor for Academic Affairs at the University of Kansas, and as President of Colorado State University. He received his Ph.D. in physical chemistry from Indiana University.

  Lawrence E. Bullock has served as Vice President of Administration and Finance, Chief Financial Officer and Secretary, since January 1996. From December 1990 to January 1996, Mr. Bullock was Chief Financial Officer, Director of Finance and Administration and Secretary of La Jolla Pharmaceutical Company, a biopharmaceutical company. Mr. Bullock received his M.B.A. from the University of Utah.

  Alene A. Holzman has served as Vice President of Business Development and General Manager of Target Validation and Discovery Business since April 1997. From January 1990 to March 1997, Ms. Holzman was Vice President of ChemTrak Corporation, a medical technology firm, where she was responsible for finance, business development and marketing and sales. From 1987 to 1990, she was Vice President of CytoSciences, Inc., a biomedical company, and from 1981 to 1987 she was Vice President of Marketing and Sales for Hana Biologics, Inc. (now Cell Genesys Corporation), a biotechnology firm. Ms. Holzman received her M.B.A. from the University of California at Berkeley.

  Thomas H. Rossing, M.D., has served as Vice President of Product Development since July 1997. From July 1996 to July 1997, Dr. Rossing was Vice President of Clinical Development and Regulatory Affairs at

GeneMedicine, Inc., a biotechnology company. From March 1993 to July 1996, Dr. Rossing was Director of International Respiratory Clinical Research at GlaxoWellcome, a pharmaceutical company. He has also served as Director of Clinical Pharmacology and Worldwide Regulatory Liaison at Merck Research Laboratories, a pharmaceutical company, and a staff physician at Brigham and Women's Hospital in Boston, Massachusetts. He received his M.D. degree from Harvard University. Dr. Rossing announced that he is retiring effective August 3, 1999.

  Nassim Usman, Ph.D., has served as Vice President of Research since May 1996. From April 1994 until May 1996, Dr. Usman served as Director of Chemistry and Biochemistry Research at Ribozyme Pharmaceuticals and from September 1992 until April 1994 Dr. Usman served as Senior Scientist in Chemistry and Biochemistry. From January 1987 to September 1992, Dr. Usman was a Postdoctoral Fellow and Scientist in the Departments of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Usman received his Ph.D. in chemistry from McGill University.

  David T. Morgenthaler has served as a director since February 1992 and was elected Chairman of the Board in December 1995. Mr. Morgenthaler was a founder of and has been Managing Partner of Morgenthaler Ventures, a private venture capital firm, since 1968. He has been a director of a number of public and private companies. Mr. Morgenthaler received his M.S. degree from the Massachusetts Institute of Technology.

  Jeremy L. Curnock Cook has served as a director since July 1995. Mr. Cook is a director of Rothschild Asset Management, an investment fund, and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975 which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of the International Biotechnology Trust plc, Creative BioMolecules Inc., Targeted Genetics Inc., Cantab Pharmaceuticals plc, SUGEN, Inc., Cell Therapeutics, Inc., Amrad Corporation, Vanguard Medica plc, Angiotech Pharmaceuticals, Inc., Inflazyme Pharmaceuticals, Inc. and Biocompatibles International plc. Mr. Cook received an M.A. in Natural Sciences from Trinity College Dublin.

  Anthony B. Evnin, Ph.D., has served as a director since February 1992. Dr. Evnin has been a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a director of AxyS Pharmaceutical Corporation, Centocor, Inc., Opta Food Ingredients, Inc., and Triangle Pharmaceuticals, Incorporated. Dr. Evnin received his Ph.D. from the Massachusetts Institute of Technology.

  David Ichikawa has served as a director since May 1998. Mr. Ichikawa has been employed by Chiron Corporation, a biotechnology company, since September 1994 and is currently Vice President of Finance and Operations of Chiron Technologies. He has also held management positions at Boehringer Mannhiem Corporation and Chiron (Cetus) Corporation. Mr. Ichikawa received his M.B.A. from the University of California at Berkeley.

  Anders P. Wiklund has served as a director since August 1994. Since January 1997, Mr. Wiklund has been the principal of Wiklund International, an advisory firm to the biotechnology and pharmaceutical industries. From 1967 through 1996, Mr. Wiklund served in numerous executive positions for the Kabi and Pharmacia group of companies, including President and CEO of Kabi Vitrum Inc. and Kabi Pharmacia, Incorporated. Mr. Wiklund is also a director of Trega Bioscience, Inc., Medivir, A.B. and InSite Vision, Inc., as well as serving on private company boards. Mr. Wiklund received a Master of Pharmacy degree from the Pharmaceutical Institute in Stockholm.

  Lawrence M. Blatt, Dr.P.H., has served as Research Vice President-- BioPharmacology and Preclinical since January 1999. From January 1998 until January 1999, Dr. Blatt served as Senior Director of Preclinical and Clinical Development at Ribozyme Pharmaceuticals. From August 1996 to January 1998, Dr. Blatt served as Vice President of Product Development for the National Genetic Institute, a molecular diagnostic company. From August 1984 to January 1996, Dr. Blatt served in various managerial and scientific positions at Amgen Inc., a bio-pharmaceutical company. He received his Doctorate in Public Health Administration from the University of La Verne in 1996 and his M.B.A. degree from California State University, Northridge in 1988.

Executive Compensation

  The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our other four most highly compensated executive officers whose annual compensation exceeded $100,000 in 1998 ("Named Executive Officers"). The "All Other Compensation" column shows matching contributions in common stock made by us under our 401(k) Salary Reduction Plan. The amounts shown for 1998 under "Shares Underlying Options Granted" include shares granted in connection with the stock option repricing in 1998. See "Stock Option Plan-- Repricing."

                           Summary Compensation Table

                                  Annual Compensation                      Long-term Compensation
                                  ------------------------             --------------------------------
                                                                                   Shares
                                                             Other     Restricted   Underlying   All
                                                             Annual      Stock       Options    Other
Name and Principal Position  Year Salary($)      Bonus($)   Comp.($)   Awards(#)    Granted(#) Comp.($)
---------------------------  ---- ----------     ---------  --------   ----------   ---------- --------
Ralph E. Christoffersen,
 Ph.D. .................     1998     285,670        50,000  37,862(1)               198,748     4,998
Chief Executive Officer
 and                         1997     269,520        50,000  45,000(1)       --      129,450     4,744
President                    1996     247,248            --  70,000(1)  188,100(2)    97,770   153,910(2)
Lawrence E. Bullock ....     1998     150,800        25,000  75,883(3)       --       85,957     4,998
Vice President of
 Administration              1997     136,254        25,000  35,524(3)       --       37,500     4,744
and Finance, CFO and
 Secretary                   1996     118,433        15,000  24,993(3)       --       66,000        --
Alene A. Holzman(4).....     1998     156,900         6,500  37,721(5)       --      100,000     4,998
Vice President of
 Business                    1997     108,557        12,500  28,389(5)       --       80,000     3,494
Development and General
 Manager of Target
 Validation and
 Discovery Business
Thomas H. Rossing,
 M.D.(6)................     1998     250,650            --  34,000(7)       --      110,624     4,998
Vice President of            1997     105,859        22,000  84,008(7)       --      107,500        --
 Product Development
Nassim Usman, Ph.D. ....     1998     183,038(8)     23,000  25,841(9)                99,167     4,998
Vice President of
 Research                    1997     158,004            --  25,397(9)       --       45,000     4,744
                             1996     132,919        25,000  20,499(9)       --       53,892        --

--------
(1) Includes (a) $50,000 in 1996 and $25,000 in each of 1997 and 1998 for forgiveness of a loan made to Dr. Christoffersen for relocation expenses; and (b) $20,000 in each of 1996 and 1997 and $12,862 in 1998 to assist him with the tax liability relating to the loan forgiveness.
(2) Dr. Christoffersen received a bonus of $342,010, payable $153,910 in cash and $188,100 in shares of common stock (18,810 shares at our initial public offering price of $10.00 per share), upon closing of our initial public offering in April 1996.
(3) Includes (a) $9,058 and $9,641 in 1996 and 1997, respectively, representing implied interest related to an interest-free loan made to Mr. Bullock for relocation expenses; (b) $15,000 in each of 1997 and 1998 for partial forgiveness of the loan; (c) $7,883 in each of 1997 and 1998 for taxes relating to the loan; (d) $3,000 in each of 1997 and 1998 as reimbursements for dependent daycare expenses; and (e) $15,935 and $50,000, in 1996 and 1998, respectively, to reimburse Mr. Bullock for relocation expenses.
(4) Ms. Holzman joined Ribozyme Pharmaceuticals on April 1, 1997.
(5) Includes (a) $10,036 in 1997 representing implied interest related to an interest-free loan made to Ms. Holzman for relocation expenses; (b) $15,853 and $9,721 in 1997 and 1998, respectively, to reimburse Ms. Holzman for relocation expenses; (c) $25,000 in 1998 for partial forgiveness of the loan; and (d) $2,500 and $3,000 in 1997 and 1998, respectively, as reimbursements for dependent day care expenses.

 (6) Dr. Rossing joined Ribozyme Pharmaceuticals on July 28, 1997.
 (7) Includes (a) $14,901 in 1997 representing implied interest related to an interest-free loan made to Dr. Rossing for relocation expenses; (b) $34,000 in 1998 for partial forgiveness of the loan; and (c) $69,107 in 1997 to reimburse Dr. Rossing for relocation expenses.
(8) Includes $13,988 in additional salary for Dr. Usman's three-month temporary position as Vice President of Atugen.
(9) Includes (a) $20,499 in 1996 representing implied interest related to an interest-free loan made to Dr. Usman for relocation expenses; (b) $15,000 in each of 1997 and 1998 for partial forgiveness of the loan; (d) $7,883 in each of 1997 and 1998 for taxes relating to the loan; and (d) $2,496 in each of 1997 and 1998 as reimbursements for dependent day care expenses.


Stock Option Plan

  In March 1996 we amended, restated and merged our stock option plans and named the resulting plan the 1996 Stock Option Plan. Currently, 1,474,124 shares of our common stock are reserved for issuance under the Plan. As of May 20, 1999, options to purchase 1,401,936 shares were outstanding under the Plan. The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors. The purpose of the Plan is to:

  . attract and retain qualified personnel,

  . provide additional incentives to our employees, officers, directors and consultants, and

  . promote the success of our business.

  Under the Plan, we may grant or issue incentive stock options and supplemental (non-qualified) stock options to our consultants, employees, officers and directors.

  Administration. Our Board has delegated administration of the Plan to a Compensation Committee comprised of three independent directors (see "Board Committees"). Subject to the limitations set forth in the Plan, the Board or the Compensation Committee has the authority to:

  . select the persons to whom grants are to be made,

  . designate the number of shares to be covered by each option,

  . determine whether an option is an incentive stock option or a non-statutory stock option,

  . establish vesting schedules, and

  . subject to restrictions, specify the type of consideration to be paid upon exercise and to specify other terms of the options.

  Terms. The maximum term of options granted under the Plan is ten years, however, the maximum term is five years for incentive options granted to a person who at that time owns 10% of the total combined voting power of all classes of stock. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Any portion in excess of $100,000 shall be treated as non-statutory stock options. Options granted under the Plan are non-transferable and generally expire upon the earlier of the stated expiration date or three months after the termination of an optionee's service to Ribozyme Pharmaceuticals. However, the expiration date would be 18 months in the event the optionee's employment terminates by reason of death, or 12 months in the event the optionee's employment terminates due to disability, or a longer or shorter period as may be specified in the option agreement.

  Our Board has discretion in connection with a merger, consolidation, reorganization or similar corporate event where we are the surviving corporation to prescribe the terms and conditions for the modifications of the options granted under the Plan. If we are not the surviving corporation in the event of our dissolution or liquidation, or our merger or consolidation, all outstanding options will terminate unless assumed by another corporation.

  No specific vesting schedule is required under the Plan. The exercise price of incentive stock options must equal at least the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the combined voting power of all classes of stock must be at least 110% of the fair market value of the stock on the date of grant. The exercise price on non-statutory stock options under the Plan may be no less than 85% of the fair market value of the common stock on the date of grant.

  Repricing. In September 1998 our Board of Directors approved a repricing of all employee stock options outstanding under the Plan. Pursuant to this repricing, each Named Executive Officer holding options received 0.75 option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. All non-executive employees who were option holders received one new option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. As a result of this repricing offer, 890,921 options were canceled and 747,060 options were granted effective September 18, 1998.

  The following table contains information about stock options granted to each of the Named Executive Officers during 1998 under the Plan. All options, other than performance-based options which are indicated by *, vest in increments of 20% over a five-year period and become exercisable on the first anniversary of the grant date. Options granted in connection with the stock option repricing first vest on September 18, 1999. The exercise price of each option was equal to the fair market value of the common stock on the date of the option grant as determined by the Board of Directors. The options are granted for a term of ten years, subject to earlier termination if employment is terminated.

                             Option Grants in 1998

                                     Individual Grants
                         --------------------------------------------
                                      % of Total                      Potential Realizable
                         Number of     Options                              Value at
                           Shares      Granted                        Annual Rate of Stock
                         Underlying       to                           Price Appreciation
                          Options     Employees  Exercise              for Option Term(1)
                          Granted         in       Price   Expiration ---------------------
                            (#)          1998    ($/Share)    Date      5%($)      10%($)
                         ----------   ---------- --------- ---------- ---------- ----------
Ralph E. Christoffersen.   76,874(2)      6.7%     $3.00    09-18-08     145,037    367,552
                          *76,874(2)      6.7       3.00    09-18-08     145,037    367,552
                           22,500         2.0       5.63    12-02-08      79,665    201,887
                          *22,500         2.0       5.63    12-02-08      79,665    201,887
                          -------        ----
                          198,748        17.4

Lawrence E. Bullock.....   39,395(2)      3.4       3.00    09-18-08      74,326    188,356
                          *21,562(2)      1.9       3.00    09-18-08      40,681    103,093
                           12,500         1.1       5.63    12-02-08      44,258    112,160
                          *12,500         1.1       5.63    12-02-08      44,258    112,160
                          -------        ----
                           85,957         7.5

Alene A. Holzman........   30,000(2)      2.6       3.00    09-18-08      56,601    143,437
                          *30,000(2)      2.6       3.00    09-18-08      56,601    143,437
                           20,000         1.8       5.63    12-02-08      70,814    179,455
                          *20,000         1.8       5.63    12-02-08      70,814    179,455
                          -------        ----
                          100,000         8.8

Thomas H. Rossing.......   40,312(2)      3.5       3.00    09-18-08      76,056    192,741
                          *40,312(2)      3.5       3.00    09-18-08      76,056    192,741
                           15,000         1.3       5.63    12-02-08      53,110    134,592
                          *15,000         1.3       5.63    12-02-08      53,110    134,592
                          -------        ----
                          110,624         9.6

Nassim Usman............   44,542(2)      3.9       3.00    09-18-08      84,037    212,965
                          *29,625(2)      2.6       3.00    09-18-08      55,893    141,644
                           12,500         1.1       5.63    12-02-08      44,258    112,160
                          *12,500         1.1       5.63    12-02-08      44,258    112,160
                          -------        ----
                           99,167         8.7

--------
* These options become 100% vested upon the completion of various research or business performance milestones.
(1) Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options, assuming the market price of common stock appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of our common stock and overall market conditions.
(2) Shares granted in connection with the stock option repricing.

  The following table contains information about the number and value of stock options held by each Named Executive Officer as of December 31, 1998. No other Named Executive Officer exercised any stock options during 1998. A stock option is "in-the-money" if the closing market price of our common stock exceeds the exercise price of the stock option. The value of "in-the-money" unexercised stock options set forth in the table represents the difference between the exercise price of these options and the closing sales price of our common stock on December 31, 1998, as reported by the Nasdaq National Market, $4.38 per share.

                          1998 Year-End Option Values

                                    Number of
                              Securities Underlying     Value of Unexercised
                               Unexercised Options      In-the-Money Options
                             at December 31, 1998(#)   at December 31, 1998($)
    Name                    Exercisable/Unexercisable Exercisable/Unexercisable
    ----                    ------------------------- -------------------------
Ralph E. Christoffersen....      69,706/174,374            176,794/178,536
Lawrence E. Bullock........       17,847/89,394              28,295/91,863
Alene A. Holzman...........       12,001/87,250              16,560/65,205
Thomas H. Rossing..........       9,000/101,624              12,420/98,841
Nassim Usman...............       28,265/85,885              47,537/84,288

Employment agreements

  Ralph E. Christoffersen. In May 1992, we entered into an employment agreement with Ralph E. Christoffersen, Ph.D., our President and Chief Executive Officer, which, as amended, currently provides for:

  . an annual salary of $297,000,

  . an annual performance-based cash bonus of up to $80,000 (a bonus of $64,000 was received in January 1999 for 1998 performance), and

  . stock options for common stock as reflected in the tables in this "Management" section.

  Dr. Christoffersen's agreement may be terminated upon his death, disability or for cause. If we terminate Dr. Christoffersen's employment, he is entitled to receive all accrued salary and benefits up to his termination and, unless he has been terminated for cause, nine months of severance pay at the same monthly rate as in effect at the time of his termination. If termination occurs after January 1, 2000, Dr. Christoffersen shall be paid a lump sum cash payment of up to $27,500.

  Lawrence E. Bullock. In January 1996, we entered into an employment agreement with Lawrence E. Bullock, our Vice President of Administration and Finance, Chief Financial Officer and Secretary, which, as amended, currently provides for:

  . an annual salary of $158,350,

  . an annual performance-based cash bonus of up to 20% of his current salary
    (a bonus of $26,850 was received in January 1999 for 1998 performance),

  . stock options for common stock as reflected in the tables in this "Management" section, and

  . an interest-free loan of $75,000 made in 1996 and forgivable in five equal annual installments, grossed-up for taxes, as long as Mr. Bullock remains employed by us.

If we terminate Mr. Bullock's employment without cause, he is entitled to six months' severance pay at his then current salary.

  Nassim Usman, Ph.D. In May 1996, we entered into an employment agreement with Nassim Usman, Ph.D., our Vice President of Research, which, as amended, currently provides for:

  . an annual salary of $177,925,

  . an annual performance-based cash bonus of up to 20% of his current salary
    (a bonus of $29,075 was received in January 1999 for 1998 performance),

  . stock options for common stock as reflected in the tables in this "Management" section, and

  . an interest-free loan of $75,000 made in May 1996 and forgivable in five equal installments, grossed-up for taxes, as long as Dr. Usman remains employed by us.

  If we terminate Dr. Usman's employment without cause, he will be entitled to six months' severance pay at his then current salary.

  Alene A. Holzman. In February 1997, we entered into an employment agreement with Alene A. Holzman, our Vice President of Business Development and General Manager of Target Validation and Discovery Business, which, as amended, currently provides for:

  . an annual salary of $166,325,

  . an annual performance-based cash bonus of up to 20% of her current salary
    (a bonus of $24,175 was received in January 1999 for 1998 performance),

  . stock options for common stock as reflected in the tables in this "Management" section, and

  . an interest-free loan of $75,000 made in June 1997 and forgivable in three equal installments as long as Ms. Holzman is employed by us.

  If we terminate Ms. Holzman's employment without cause, she is entitled to six months' severance pay at her then current salary.

  Thomas H. Rossing. In July 1997, we entered into an employment agreement with Thomas H. Rossing, M.D., our Vice President of Product Development, which, as amended, currently provides for:

  . an annual salary of $258,175,

  . an annual performance-based cash bonus of up to 15% of his current salary
    (a bonus of $35,725 was received in January 1999 for 1998 performance),

  . stock options for common stock as reflected in the tables in this "Management" section, and

  . an interest-free loan of $100,000 made in September 1997 and forgivable in three equal installments as long as Dr. Rossing is employed by us.

  Dr. Rossing has given notice that he will retire from Ribozyme
Pharmaceuticals on August 3, 1999. If we terminate Dr. Rossing's employment without cause prior to that time, he will be entitled to six months' severance pay at his then current salary.

Employee Benefits

  Executive Bonus Plan. In March 1998, our Executive Bonus Plan was adopted by the Board of Directors. This Bonus Plan provides our executive officers with the opportunity to earn an annual bonus contingent upon their fulfillment of annual goals as determined by our Compensation Committee comprised of three independent directors. The Compensation Committee has complete authority to establish the goals for each executive officer, to interpret all provisions of the Bonus Plan and to make all other determinations necessary or advisable for the administration of the Bonus Plan. The Compensation Committee may award each of our executive officers with an annual bonus comprised of one or more of the following:

  . cash payment,

  . stock options pursuant to our stock option plan, or

  . forgiveness of any portion of the principal of interest-free loans provided to the executive officer.

  Section 401(k) Plan. As part of our effort to attract and maintain high quality staff, we adopted a 401(k) Salary Reduction Plan and Trust on June 1, 1992. Our employees may make pre-tax elective contributions of up to 20% of their salary, subject to limitations prescribed by law. All contributions are paid to a trustee who invests for the benefit of members of the 401(k) Plan. In March 1997, the 401(k) Plan was amended to provide that we may match the employee's contributions with common stock. We may amend or terminate the 401(k) Plan at any time, subject to legal restrictions.

  Employee Stock Purchase Plan. In March 1996, we adopted an Employee Stock Purchase Plan, which authorizes the issuance of up to 300,000 shares of our common stock to eligible employees. Generally, each offering lasts for twenty-four months, and purchases are made on each October 31 and April 30 during each offering. For example, the initial offering began on April 11, 1996, and terminated on April 30, 1998. Common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of:

  . 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering, or

  . 85% of the fair market value of a share of common stock on the date of purchase.

  Generally, all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of common stock under the Purchase Plan. Our Board of Directors has the authority to terminate the Purchase Plan at its discretion. As of May 20, 1999, 138,071 shares had been issued pursuant to the Purchase Plan.

Director Compensation

  Fees. All non-employee directors receive a fee of:

  . $1,000 per day for each Board or Committee meeting attended, and

  . $500 per day for participating telephonically in a meeting of the Board or a Committee.

  Stock Options. Non-employee directors may also receive stock options for 5,000 shares of our stock annually under our stock option plan. In 1997 and 1998, each non-employee director was granted an option to purchase 5,000 shares. The options vest after one year of service. In addition, Mr. Wiklund received an option to purchase 4,444 shares in June 1994, of which 1,111 shares vested immediately and the remaining 3,333 shares vest in increments of 20% over five years starting in 1995.

Board Committees

  The Board has established an Audit Committee, a Compensation Committee and an Executive Committee. The Executive Committee, consisting of Messrs. Morgenthaler (Chairman) and Cook and Drs. Christoffersen and Evnin, oversees the management and operation of our business.

  The Compensation Committee, consisting of Dr. Evnin (Chairman) and Messrs. Morgenthaler and Wiklund:

  . reviews and recommends for Board approval grants of options pursuant to our stock option plan,

  . decides salaries and incentive compensation for our employees and consultants, and

  . recommends compensation for executive officers.

  The Audit Committee, consisting of Messrs. Ichikawa (Chairman), Cook and
Wiklund:

  . recommends to the Board the selection of independent auditors,

  . reviews the results and scope of the audit and other services provided by our independent auditors, and

  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks

  The members of our Compensation Committee have no interlocking relationships as defined under SEC regulations.

Director and Officer Indemnification and Liability

  Pursuant to provisions of Delaware General Corporation Law ("DGCL"), we have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . under Section 174 of the DGCL relating to improper dividends or distributions, and

  . for any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws authorize us to indemnify our officers, directors, employees and agents to the extent permitted by the DGCL. Pursuant to Section 145 of the DGCL, which empowers us to enter into indemnification agreements with our officers, directors, employees and agents, we have entered into separate indemnification agreements with our directors and executive officers which may, in some cases, be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us to indemnify the executive officers and directors against liabilities that may arise by reason of their status or service as directors or executive officers, other than liabilities arising from acts or omissions not in good faith or willful misconduct, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

  We believe that the following transactions were in our best interests. As a matter of policy, these transactions were, and all future transactions between Ribozyme Pharmaceuticals and any of our officers, directors or principal stockholders will be:

  . approved by a majority of the independent members of our Board of Directors,

  . entered into on terms no less favorable to Ribozyme Pharmaceuticals than could be obtained from unaffiliated third parties, and

  . entered into in connection with bona fide business purposes.

  Executive Loans. We made interest-free loans for relocation expenses to our executive officers when we hired them. We have forgiven all or a portion of the outstanding principal amount of each loan under the terms of each officer's employment agreement. See "Management--Employment Agreements."

                                                                   Balance as of
       Name                                          Loan Amount   May 20, 1999
       ----                                          -----------   -------------
   Ralph E. Christoffersen, Ph.D. ..................  $250,000(1)     $     0
   Lawrence E. Bullock..............................    75,000(2)      30,000
   Nassim Usman, Ph.D. .............................    75,000(3)      30,000
   Alene A. Holzman.................................    75,000(4)      25,000
   Thomas H. Rossing................................   100,000(5)      66,000

--------
(1) $50,000 forgiven in each of June 1993, January 1995, January 1996 and January 1997, and $25,000 forgiven in each of January 1994 and January 1998.
(2) $15,000 forgiven in each of June 1997, January 1998 and January 1999.
(3) $15,000 forgiven in each of June 1997, May 1998 and May 1999.
(4) $25,000 forgiven in each of March 1998 and March 1999.
(5) $34,000 forgiven in July 1998.

  Chiron Transactions. Chiron and Ribozyme Pharmaceuticals granted each other licenses to technologies and agreed to undertake research activities pursuant to a collaboration agreement. Chiron purchased:

  . 100,000 shares of our common stock for a purchase price of $3.60 per share,

  . 107,095 shares of our Series E Preferred Stock for a purchase price of $37.35 per share, and

  . a warrant at a price of $4.50 per warrant share, exercisable for 444,444 shares of our common stock at an exercise price of $40.50 per share.

  In February 1996, we amended the warrant issuable to Chiron to reduce the exercise price from $40.50 per share to $22.50 per share. When we closed our initial public offering in April 1996, Chiron:

  . purchased 377,202 shares of our common stock for $3.6 million at the initial public offering price less one-half of the underwriting discount,

  . paid us $1.8 million to complete the purchase of its warrant, and

  . received 35,127 additional shares of our common stock pursuant to anti-dilutive provisions.

  Chiron also has a representative on our Board of Directors.

  In May 1996, we entered into a second collaboration with Chiron for the use of ribozymes to characterize gene function. The collaborations give Chiron the right to develop and commercialize products that result from the collaboration, and entitle us to receive product development milestone payments and royalties on sales of commercial products. Chiron and Ribozyme Pharmaceuticals each pay a portion of the research and development expenses of the collaboration, and we agreed to provide Chiron $1.8 million, which was paid in 1996 to fund cell culture assays of potential targets and research related to potential target identification, development of delivery systems for ribozyme drugs and other matters related to our collaborations with Chiron.

  Schering AG Transaction. In April 1997, we entered into a research collaboration with Schering focusing on the use of ribozymes and related technologies for gene function validation. Schering AG purchased:

  . 212,766 shares of our common stock for $2.5 million in May 1997, and

  . 465,117 shares of our common stock for $2.5 million in 1998.

  Separately, Schering AG provided loans of $2.0 million in both 1997 and 1998. We received an additional $1.0 million on this loan facility in January 1999. Schering AG will continue to provide loans of up to $2.0 million annually for each year through 2001, provided that the collaboration is continued in each of those years. The loans, which carry an interest rate of 8.0% per annum, are convertible into equity at Schering AG's option under certain circumstances. Principal and interest payments are deferred until maturity of the loans in April 2004.

  In addition, Schering AG made research payments of $1.5 million in 1997 and $2.0 million in 1998 and, provided that the collaboration is continued, will make research payments of $2.0 million a year through 2001. All payments are subject to some restrictions, including receipt of third-party consents. Upon payment of termination fees to us, the research collaboration may be terminated at Schering AG's option at any time.

  Atugen Transaction. In 1998, we and other investors formed Atugen. Financing for Atugen was accomplished through a combination of venture capital, an investment by us and German government grants and loans. We contributed $2.0 million in cash to Atugen. On March 31, 1999, we owned a 49.5% equity interest in Atugen. All five of our executive officers and two of our employees received shares of Atugen's common stock in the formation at no cost to them, for which we will receive a one-time compensation expense of approximately $81,000. Currently, these seven people hold 5.5% of Atugen's common stock.

  As part of the formation, Atugen received exclusive royalty-free licenses to our extensive patents and technologies for target validation and discovery. We received a one-time $2.0 million upfront license payment in 1999. We also will be compensated for providing management and other services to Atugen GmbH under the terms of a services agreement.

  Lilly Transaction. In March 1999, we entered into a research collaboration with Lilly focusing on the development and commercialization of HEPTAZYME and any other ribozyme drug for the treatment of Hepatitis C. Lilly purchased five shares of our Series L preferred stock for $7.5 million in April 1999. Separately, Lilly will provide funding for research of $1.7 million in three equal installments through 1999. We could receive as much as $38 million from Lilly under the collaboration prior to commercialization if development milestones are met. All payments are subject to some restrictions. Upon payment of termination fees to us, the research collaboration may be terminated at Lilly's option at any time.

                             PRINCIPAL STOCKHOLDERS

  The following table summarizes information regarding the beneficial ownership of our outstanding securities as of May 20, 1999 (which includes shares that may be acquired on the exercise of stock options vested or warrants exercisable through July 19, 1999), by:

  . each person or group that we know owns more than 5% of the outstanding shares of common stock,

  . each of our directors,

  . each Named Executive Officer listed in the Summary Compensation Table, and

  . all of our directors and executive officers as a group.

  Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names. Unless otherwise indicated, the following officers, directors and stockholders can be reached at the principal offices of Ribozyme Pharmaceuticals.

                                                         Percentage of
                                                      Shares Outstanding
                                                      ----------------------
                                    Number of Shares   Before        After
    Name and Address               Beneficially Owned Offering     Offering
    ----------------               ------------------ ---------    ---------
Schering Berlin Venture
 Corporation......................     1,669,829(1)          16.3%        13.9%
  3400 Change Bridge Road
  Monteville, New Jersey 07045

Eli Lilly and Company.............     1,363,636(2)          12.9%        11.0%
  Lilly Corporate Center
  Indianapolis, Indiana 46285

Chiron Corporation................     1,063,868(3)          11.0%         9.3%
  4560 Horton Street
  Emeryville, California 94608

International Biotechnology Trust
 plc..............................     1,012,633             11.0%         9.2%
  c/o Rothschild Asset Management,
   Ltd.
  Five Arrows House
  St. Swithin's Lane
  London EC4N 8NR England

Ralph E. Christoffersen, Ph.D. ...
 .                                       159,434(4)           1.7%         1.4%

Jeremy L. Curnock Cook............     1,022,633(5)          11.1%         9.3%

Anthony B. Evnin, Ph.D. ..........       325,773(6)           3.5%         3.0%

David Ichikawa....................         5,000(7)             *            *

David T. Morgenthaler.............       382,874(8)           4.1%         3.5%

Anders P. Wiklund.................        14,444(9)             *            *

Lawrence E. Bullock...............        33,709(10)            *            *

Alene Holzman.....................        17,180(11)            *            *

Thomas H. Rossing, M.D. ..........         9,899(12)            *            *

Nassim Usman, Ph.D................        30,746(13)            *            *

Executive officers and directors
 as a group (10 persons)..........     2,001,692(14)         21.3%        17.8%

--------
  * Less than 1%.

 (1) Includes 991,946 shares convertible from outstanding debt assuming a conversion price of $5.50 per share.
 (2) Includes up to 1,363,636 shares convertible from our Series L preferred stock assuming a conversion price of $5.50 per share.
 (3) Includes 444,444 shares issuable upon exercise of warrants.
 (4) Includes options to purchase 69,706 shares.
 (5) Includes options to purchase 10,000 shares and 1,012,633 shares held by the International Biotechnology Trust plc, for which Rothschild Asset Management, Ltd. ("Rothschild") acts as investment advisor. Mr. Cook is a director of Rothschild but disclaims beneficial ownership of these shares.
 (6) Includes options to purchase 10,000 shares, 218,022 shares held by Venrock Associates and 97,751 shares held by Venrock Associates II, L.P. Mr. Evnin is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
 (7) Excludes 1,063,868 shares held by Chiron. Mr. Ichikawa is employed by Chiron and disclaims beneficial ownership of those shares. Includes options to purchase 5,000 shares.
 (8) Includes options to purchase 10,000 shares, 362,874 shares held by Morgenthaler Venture Partners III and 10,000 shares held by Morgenthaler Family Partnership. Mr. Morgenthaler is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
 (9) Includes options to purchase 14,444 shares.
(10) Includes options to purchase 21,180 shares.
(11) Includes options to purchase 12,000 shares.
(12) Includes options to purchase 9,000 shares.
(13) Includes options to purchase 28,265 shares and 532 shares owned by Dr. Usman's spouse to which Dr. Usman disclaims beneficial ownership.
(14) Includes options to purchase 189,595 shares.

                          DESCRIPTION OF CAPITAL STOCK

  Our Certificate of Incorporation provides for authorized capital stock of 25,000,000 consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary of material provisions of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should carefully read our Certificate of Incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

  Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

Warrants

  As of May 20, 1999, we had warrants outstanding to purchase an aggregate of 487,458 shares (subject to adjustment) of common stock as follows:

            Shares                Exercise Price                           Expiration Date
            ------                --------------                           ---------------
              9,523                   $15.75                                  10-01-00
              1,270                   $15.75                                       N/A*
             11,111                   $40.50                                  12-28-01
             16,666                   $ 9.00                                  09-01-03
              2,222                   $22.50                                  12-29-05
            444,444                   $22.50                                  04-17-06
              2,222                   $22.50                                  04-17-06

--------
* These warrants are redeemable at our option at any time upon 15 days' notice for an aggregate price of $200.

Preferred Stock

  On April 30, 1999, we issued five shares of our Series L preferred stock to Lilly. Each share:


  . has a $1.5 million face value,

  . has liquidation preference over our common stock,

  . has no voting rights, except as may be required under Delaware law, and

  . is convertible into shares of our common stock based upon milestones related to the development and commercialization of HEPTAZYME.

  The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of Ribozyme Pharmaceuticals, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of the common stock. We have no present plans to issue additional shares of preferred stock.

Convertible Debt

  As of May 20, 1999, there were 991,946 shares of common stock issuable upon conversion of the outstanding notes payable to Schering AG, assuming amounts of $5,455,704 and a conversion price of $5.50 per share based on the closing price of our common stock on May 20, 1999. Schering AG may convert the note into shares of common stock at any time.

Delaware Anti-Takeover Law and Charter Provisions

  Provisions of our Certificate of Incorporation and Bylaws are intended to enhance continuity and stability in our Board of Directors and in our policies, but might have the effect of delaying or preventing a change in control of Ribozyme Pharmaceuticals and may make more difficult the removal of incumbent management even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions is below:

    Authority to Issue Preferred Stock. The Certificate of Incorporation authorizes the Board, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each series having the voting rights, divided rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

    Stockholder Actions and Meetings. The Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the President or the holders of not less than 10% of the total voting power of all shares of our capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by us in a proper written form which meets the prescribed content requirements.

    Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of directors to the company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to us or our stockholders,

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or

    . for any transaction from which the director derived an improper personal benefit.

    Indemnification. To the maximum extent permitted by law, our Bylaws provide for mandatory indemnification of directors and permit indemnification of our officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been our director, officer, employee or agent. In addition, we must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them as a result of indemnifiable claims.

    Section 203 of the DGCL generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute but less than 85% of the outstanding voting stock may not engage in some business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless:

    . prior to this date, the corporation's Board of Directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or

    . the business combination is approved by the corporation's Board of Directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the interested stockholder.

  Under Section 203, these restrictions will not apply to some business combinations proposed by an interested stockholder following the earlier of the announcement or notification of a particular extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's Board of Directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

  Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, asset sales, issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the interested stockholder or transactions in which the interested stockholder receives other benefits.

  The provisions of Section 203, together with the ability of our Board of Directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of Ribozyme Pharmaceuticals. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after adoption. Neither our Certificate of Incorporation nor Bylaws currently exclude us from the restrictions imposed by Section 203.

Registration Rights

  As of May 20, 1999, the holder of approximately 677,883 shares of common stock is entitled to rights with respect to the registration of its shares for offer and sale to the public under the Securities Act. Under these provisions, the holder of Registrable Shares may request that we file up to two registration statements under the Securities Act to register such shares. The holder of these shares has waived its right to register the shares for offer and sale in this offering. We may also be required to effect an unlimited number of registrations on Form S-3. Further, whenever we propose to register any of our shares under the Securities Act, we must allow the holder to include all Registrable Shares to be included in the registration, subject to limitations. We are required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations.

  Holders of warrants that are exercisable for 487,458 shares of our common stock have the same registration rights for these shares when they are issued. The holder of five shares of our Series L preferred stock that are convertible into up to approximately 1,363,636 shares of our common stock, assuming a conversion price of $5.50 per share, has the same registration rights for the common shares when they are issued.

Transfer Agent

  The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

  We will enter into a placement agency agreement with Hambrecht & Quist LLC, pursuant to which Hambrecht & Quist LLC will agree to act as placement agent in connection with the offering. Hambrecht & Quist LLC will use its best efforts to introduce Ribozyme Pharmaceuticals to selected institutional and accredited investors who will purchase the shares. Hambrecht & Quist LLC has no obligation to buy from us any of the shares.

  Hambrecht & Quist LLC will solicit indications of interest from investors for the full amount of the offering. We will not request effectiveness until Hambrecht & Quist LLC has informed us that it has received indications of interest for the full amount of the offering. Investor funds will not be accepted until the registration statement is declared effective.

  All investor funds will be deposited into an escrow account set up at Citibank, N.A. for the benefit of the investors. Citibank, N.A., acting as escrow agent, will invest all funds it receives in accordance with Rule 15c2-4 under the Exchange Act of 1934, as amended. Any interest collected on the funds will be returned to Ribozyme Pharmaceuticals and investors on the closing date. Before the closing date, Citibank, N.A. will notify Ribozyme Pharmaceuticals and Hambrecht & Quist LLC that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving a notice from Citibank, N.A. The shares will then be credited to the respective accounts of the investors.

  If funds are not received for all of the shares being offered shortly after pricing has occurred (typically within three to four days of pricing), then all funds that were deposited into escrow will be returned to investors and the offering will terminate.

  We have agreed to indemnify Hambrecht & Quist LLC and other persons against some liabilities under the Securities Act. Hambrecht & Quist LLC has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

  We have agreed to pay Hambrecht & Quist LLC a fee equal to 8.0% of the proceeds of this offering; provided, however, that we will not be obligated to pay Hambrecht & Quist LLC a fee in respect of the sale of any shares offered hereby to certain specified investors. We also agreed to reimburse Hambrecht & Quist LLC for up to $150,000 for expenses that it incurs in connection with the offering.

  We have agreed not to issue, and our directors and officers have also agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of or arrange to dispose of any shares of common stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, our common stock, for a period of 90 days after the date of the prospectus without Hambrecht & Quist LLC's prior consent.

  For a period of 18 months from the date of this prospectus, we have granted Hambrecht & Quist LLC (provided this offering is completed) the right to provide us with investment banking services on an exclusive basis in all matters for which we seek such services, with certain exceptions. Furthermore, we have agreed that, if within 18 months after the termination of Hambrecht & Quist LLC's engagement, we sell shares of our common stock to investors previously identified and/or contacted by Hambrecht & Quist LLC, then we will pay Hambrecht & Quist LLC, at the time of each such sale, an amount equal to the placement agency fee described above with respect our gross proceeds from each such sale.

  Affiliates of Hambrecht & Quist LLC own 16,666 warrants to purchase our common stock at an exercise price of $9.00.

                                 LEGAL MATTERS

  The validity of the common stock offered by this prospectus will be passed upon for Ribozyme Pharmaceuticals by Rothgerber Johnson & Lyons, LLP, Denver, Colorado. Legal matters in connection with this offering will be passed upon for Hambrecht & Quist LLC by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

  The financial statements of Ribozyme Pharmaceuticals at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  Ribozyme Pharmaceuticals is subject to the informational requirements of the Securities Exchange Act, and, accordingly, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, New York, NY 10048. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, these materials and other information concerning Ribozyme Pharmaceuticals can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the securities we are offering with this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to that registration statement. For further information with respect to Ribozyme Pharmaceuticals and the common stock we are offering, you should refer to the registration statement. Statements in this prospectus concerning the contents of any contract or other document are not necessarily complete. You should refer to the copy of the contract or other document filed with the SEC as an exhibit to the registration statement. With respect to each document filed with the SEC as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
 Ribozyme Pharmaceuticals, Inc.

  We have audited the accompanying balance sheets of Ribozyme Pharmaceuticals, Inc. ("the Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cashflows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ribozyme Pharmaceuticals, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 16, 1999

                         RIBOZYME PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                               December 31           March 31
                                        --------------------------  -----------
                                            1998          1997         1999
                                        ------------  ------------  -----------
                                                                    (unaudited)
                ASSETS
 Current assets:
 Cash and cash equivalents............  $  6,511,512  $ 15,302,775  $ 4,805,279
 Securities available-for-sale........           --        799,616      996,475
 Restricted cash......................           --         52,669          --
 Accounts receivable..................     1,163,388         8,044    2,131,728
 Accounts receivable--related
  parties.............................     2,735,193           --     1,368,044
 Notes receivable--related parties....       118,466       127,341      125,466
 Prepaid expenses and other...........        84,766       175,549      124,205
                                        ------------  ------------  -----------
 Total current assets.................    10,613,325    16,465,994    9,551,197
 Property, plant, and equipment:
 Machinery and equipment..............     6,478,223     5,673,115    6,729,328
 Leasehold improvements...............     3,582,664     3,567,106    3,617,853
 Office furniture and equipment.......     1,065,049     1,007,104    1,191,879
                                        ------------  ------------  -----------
                                          11,125,936    10,247,325   11,539,060
 Accumulated depreciation.............    (6,903,742)   (5,290,160)  (7,294,591)
                                        ------------  ------------  -----------
                                           4,222,194     4,957,165    4,244,469
 Notes receivable--related parties....       162,466       231,932      138,000
 Deferred patent costs, net of
  accumulated amortization (1998--
  $271,328; 1997--$171,039)...........     2,905,575     2,510,705    2,926,696
 Investment in Atugen Biotechnology
  GmbH................................       860,216           --       365,592
 Other assets.........................       460,515       684,245      457,590
                                        ------------  ------------  -----------
 Total assets.........................  $ 19,224,291  $ 24,850,041  $17,683,544
                                        ============  ============  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Accounts payable--trade..............  $    750,514  $    904,681  $ 1,527,816
 Accrued liabilities..................       396,143       245,956      321,159
 Deferred revenue, current portion--
  related parties.....................       400,000           --       400,000
 Current portion of long-term debt....       498,179     2,077,771      442,512
                                        ------------  ------------  -----------
 Total current liabilities............     2,044,836     3,228,408    2,691,487
 Deferred revenue, long-term portion--
  related parties.....................     1,600,000           --     1,499,999
 Long-term debt.......................       200,455       698,633      160,254
 Convertible debt--related parties....     4,344,612     2,052,889    5,427,529
 Commitments
 Stockholders' equity:
 Voting convertible preferred stock,
  $.01 par value; 5,000,000 shares
  authorized; no shares outstanding...           --            --           --
 Common stock, $.01 par value;
  20,000,000 shares authorized;
  9,185,390, 9,181,455 and 8,607,022
  shares issued and outstanding at
  March 31, 1999 (unaudited), December
  31, 1998 and 1997, respectively.....        91,815        86,070       91,854
 Additional paid-in capital...........    84,434,213    81,424,341   84,439,192
 Accumulated deficit..................   (73,422,491)  (62,504,924) (76,557,485)
 Unrealized loss on securities
  available-for-sale..................           --         (5,064)        (137)
 Deferred compensation................       (69,149)     (130,312)     (69,149)
                                        ------------  ------------  -----------
     Total stockholders' equity.......    11,034,388    18,870,111    7,904,275
                                        ------------  ------------  -----------
 Total liabilities and stockholders'
  equity..............................  $ 19,224,291  $ 24,850,041  $17,683,544
                                        ============  ============  ===========

                            See accompanying notes.

                         RIBOZYME PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                      Three months ended
                                  Year ended December 31                    March 31
                          ----------------------------------------  ------------------------
                              1998          1997          1996         1999         1998
                          ------------  ------------  ------------  -----------  -----------
                                                                          (unaudited)
Revenues:
  Collaborative
   agreements...........  $  8,962,813  $  1,976,500  $    759,122  $ 1,701,235  $   740,000
  Grant and other
   income...............        25,045         6,642        13,981           --       25,045
                          ------------  ------------  ------------  -----------  -----------
    Total revenues......     8,987,858     1,983,142       773,103    1,701,235      765,045
Expenses:
  Research and
   development..........    16,941,652    15,169,731    14,188,836    3,760,433    5,000,870
  General and
   administrative.......     1,812,860     1,886,108     1,943,583      559,296      467,205
                          ------------  ------------  ------------  -----------  -----------
    Total expenses......    18,754,512    17,055,839    16,132,419    4,319,729    5,468,075
Operating loss..........    (9,766,654)  (15,072,697)  (15,359,316)  (2,618,494)  (4,703,030)
Other income (expense):
  Interest income.......       634,569       794,968       936,397       90,215      212,329
  Interest expense......      (703,711)     (844,365)     (844,661)    (112,091)    (169,637)
  Equity in loss of
   unconsolidated
   affiliate............    (1,081,771)           --            --     (494,624)          --
                          ------------  ------------  ------------  -----------  -----------
    Total other income
     (expense)..........    (1,150,913)      (49,397)       91,736     (516,500)      42,692
Net loss................  $(10,917,567) $(15,122,094) $(15,267,580) $(3,134,994) $(4,660,338)
                          ============  ============  ============  ===========  ===========
Net loss per share......  $      (1.22) $      (2.04) $      (2.61) $     (0.34) $     (0.54)
Shares used in computing
 net loss per share.....     8,978,355     7,419,650     5,844,987    9,182,095    8,608,740



                            See accompanying notes.

                         RIBOZYME PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     Common Stock        Preferred Stock     Additional                 Unrealized
                   ------------------  --------------------    Paid-In    Accumulated    Loss on     Deferred
                    Shares    Amount     Shares     Amount     Capital      Deficit     Securities Compensation    Total
                   ---------  -------  ----------  --------  -----------  ------------  ---------- ------------ -----------
Balance at
 December 31,
 1995............    982,501  $ 9,825   2,231,960  $ 22,321  $40,725,061  $(32,115,250)   $  --     $(163,989)  $ 8,477,968
Conversion of
 preferred stock
 in connection
 with initial
 public
 offering........  2,231,960   22,321  (2,231,960)  (22,321)         --            --        --           --            --
Issuance of
 common stock
 relating to
 certain
 antidilution
 rights in
 connection with
 initial public
 offering........    841,279    8,412         --        --        (8,412)          --        --           --            --
Issuance of
 common stock for
 cash
--initial public
 offering, net of
 issuance costs
 of $816,990.....  2,300,000   23,000         --        --    20,550,010           --        --           --     20,573,010
Issuance of
 common stock for
 cash
--other..........    510,829    5,108         --        --     3,762,048           --        --           --      3,767,156
Payment on
 warrants........        --       --          --        --     1,800,000           --        --           --      1,800,000
Issuance of
 common stock for
 employee bonus..     18,810      188         --        --       187,912           --        --           --        188,100
Issuance of
 common stock
 under employee
 stock purchase
 plan............     15,842      158         --        --       131,172           --        --           --        131,330
Compensation for
 issuance of
 common stock and
 options.........        --       --          --        --       162,530           --        --       (24,913)      137,617
Issuance of
 common stock for
 services........      2,083       21         --        --        23,413           --        --           --         23,434
Issuance of
 common stock
 relating to
 certain royalty
 agreements......     45,000      450         --        --       539,550           --        --           --        540,000
Unrealized loss
 on securities
 available-for-
 sale............        --       --          --        --           --            --     (9,214)         --         (9,214)
Net loss.........        --       --          --        --           --    (15,267,580)      --           --    (15,267,580)
                                                                                                                -----------
Comprehensive
 income/(loss)...                                                                                               (15,276,794)
                   ---------  -------  ----------  --------  -----------  ------------    ------    ---------   -----------
Balance at
 December 31,
 1996............  6,948,304   69,483         --        --    67,873,284   (47,382,830)   (9,214)    (188,902)   20,361,821
Issuance of
 common stock for
 cash
--public
 offering, net of
 issuance costs
 of $634,796.....  1,400,000   14,000         --        --    10,551,204           --        --           --     10,565,204
Issuance of
 common stock for
 cash............    212,766    2,128         --        --     2,497,872           --        --           --      2,500,000
Issuance of
 common stock for
 cash
--under stock
 option plan.....     30,001      300         --        --        51,404           --        --           --         51,704
Issuance of
 common stock
 under employee
 stock purchase
 plan............     29,875      298         --        --       310,303           --        --           --        310,601
Issuance of
 common stock
 under 401(k)
 plan-stock
 match...........     19,409      194         --        --       155,078           --        --           --        155,272
Cancellation of
 common stock
 relating to
 license
 agreement.......    (33,333)    (333)        --        --           333           --        --           --            --
Compensation for
 issuance of
 common stock and
 options.........        --       --          --        --       (15,137)          --        --        58,590        43,453
Net loss.........        --       --          --        --           --    (15,122,094)      --           --    (15,122,094)
Change in
 unrealized loss
 on securities
 available-for-
 sale............        --       --          --        --           --            --      4,150          --          4,150
                                                                                                                -----------
Comprehensive
 income/(loss)...                                                                                               (15,117,944)
                   ---------  -------  ----------  --------  -----------  ------------    ------    ---------   -----------
Balance at
 December 31,
 1997............  8,607,022   86,070         --        --    81,424,341   (62,504,924)   (5,064)    (130,312)   18,870,111
Issuance of
 common stock for
 cash............    465,117    4,651         --        --     2,495,349           --        --           --      2,500,000
Issuance of
 common stock for
 cash
--under stock
 option plan.....     21,689      217         --        --        45,545           --        --           --         45,762
Issuance of
 common stock
 under employee
 stock purchase
 plan............     54,115      542         --        --       307,608           --        --           --        308,150
Issuance of
 common stock
 under 401(k)
 plan-stock
 match...........     33,512      335         --        --       190,371           --        --           --        190,706
Compensation for
 issuance of
 common stock and
 options.........        --       --          --        --       (29,001)          --        --        61,163        32,162
Change in
 unrealized loss
 on securities
 available-for-
 sale............        --       --          --        --           --            --      5,064          --          5,064
Net loss.........        --       --          --        --           --    (10,917,567)      --           --    (10,917,567)
                                                                                                                -----------
Comprehensive
 income/(loss)...                                                                                               (10,912,503)
                   ---------  -------  ----------  --------  -----------  ------------    ------    ---------   -----------
Balance at
 December 31,
 1998............  9,181,455   91,815         --        --    84,434,213   (73,422,491)      --       (69,149)   11,034,388
Issuance of
 common stock for
 cash under stock
 option plan.....      3,935       39         --        --         4,979           --        --           --          5,018
Change in
 unrealized loss
 on securities
 available-for-
 sale............        --       --          --        --           --            --       (137)         --           (137)
Net loss.........        --       --          --        --           --     (3,134,994)      --           --     (3,134,994)
                                                                                                                -----------
Comprehensive
 income/(loss)...                                                                                                (3,135,131)
                   ---------  -------  ----------  --------  -----------  ------------    ------    ---------   -----------
Balance at March
 31, 1999
 (unaudited).....  9,185,390  $91,854         --   $    --   $84,439,192  $(76,557,485)   $ (137)   $ (69,149)  $ 7,904,275
                   =========  =======  ==========  ========  ===========  ============    ======    =========   ===========

                            See accompanying notes.

                         RIBOZYME PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      Three months ended
                                  Year ended December 31                   March 31,
                          ----------------------------------------  ------------------------
                              1998          1997          1996         1999         1998
                          ------------  ------------  ------------  -----------  -----------
                                                                          (unaudited)
Operating activities
 Net loss...............  $(10,917,567) $(15,122,094) $(15,267,580) $(3,134,994) $(4,660,338)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities:
  Depreciation..........     1,670,825     1,665,044     1,648,435      390,849      440,346
  Amortization..........        92,107        74,051        40,747       25,800        9,679
  Equity in loss of
   unconsolidated
   affiliate............     1,081,771           --            --       494,624          --
  Write-off of deferred
   patent costs.........        11,836        93,557           --           --           --
  Compensation related
   to common stock and
   options..............       278,150       280,177       889,151          --           --
  Compensation related
   to issuance of
   affiliate's stock....        81,000           --            --           --           --
  Compensation for
   forgiveness of notes
   receivable--related
   parties..............       126,466        92,466        92,466       52,466       52,466
  Loss on sale of
   securities available-
   for-sale.............           --            --         13,140          --           --
  Gain on sale of
   investment in
   corporate partner....       (25,045)          --            --           --       (25,045)
  Loss (gain) on
   disposal of
   equipment............           541        (1,126)          --           --           --
  Accrued interest
   included in
   convertible debt.....       291,723        52,889           --        82,917       20,667
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........    (3,890,537)       65,978       (55,962)     398,809          544
    Prepaid expenses and
     other..............        90,783        38,168       (55,882)     (39,438)      49,255
    Other assets........       (18,087)     (277,807)      (29,260)       2,925       (9,688)
    Accounts payable--
     trade..............      (154,167)      351,777         3,866      777,301      700,285
    Accrued
     liabilities........       150,186        29,340       130,226      (74,984)    (146,406)
    Deferred revenue--
     related parties....     2,000,000           --            --      (100,001)         --
    Deferred gain.......           --         (5,515)      (27,130)         --           --
                          ------------  ------------  ------------  -----------  -----------
Net cash used by
 operating activities...    (9,130,015)  (12,663,095)  (12,617,783)  (1,123,726)  (3,568,235)
Investing activities
Additions to property,
 plant, and equipment...     (936,395)    (2,213,311)   (1,541,412)    (413,124)    (404,708)
Additions to deferred
 patent costs...........      (506,994)     (660,581)     (558,895)     (46,921)    (130,813)
Sale (purchase) of
 investment in corporate
 partner................       275,045           --       (250,000)         --       275,045
Proceeds from sale of
 equipment..............           --          2,600           --           --           --
Net sales (purchases) of
 securities available-
 for-sale...............       804,680     3,748,005    (1,058,590)    (996,611)  (1,008,710)
Investment in
 unconsolidated
 affiliate..............    (2,022,987)          --            --           --           --
Transfer of restricted
 cash...................        52,669       242,733       914,528          --        22,573
Loan repayments--related
 parties................         1,875         3,000        56,625          --         1,875
Loan advances--related
 parties................       (50,000)     (175,000)     (156,500)     (35,000)         --
                          ------------  ------------  ------------  -----------  -----------
Net cash (used) provided
 by investing
 activities.............    (2,382,107)      947,446    (2,594,244)  (1,491,656)  (1,244,738)
Financing activities
Net proceeds from sale
 of shares of common
 stock and warrants.....     2,798,630    13,346,056    26,271,496        5,018        7,136
Payments under loan fa-
 cilities...............    (2,077,771)   (1,480,677)   (1,316,027)     (95,869)    (334,662)
Borrowings under loan
 facilities.............     2,000,000     2,254,460     1,162,242    1,000,000    1,000,000
Payments on capital
 lease obligations......           --       (152,093)     (768,014)         --           --
                          ------------  ------------  ------------  -----------  -----------
Net cash provided by
 financing activities...     2,720,859    13,967,746    25,349,697      909,149      672,474
                          ------------  ------------  ------------  -----------  -----------
Net (decrease) increase
 in cash and cash
 equivalents............    (8,791,263)    2,252,097    10,137,670   (1,706,233)  (4,140,499)
Cash and cash
 equivalents at
 beginning of year......    15,302,775    13,050,678     2,913,008    6,511,512   15,302,775
                          ------------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 year...................  $  6,511,512  $ 15,302,775  $ 13,050,678  $ 4,805,279  $11,162,276
                          ============  ============  ============  ===========  ===========

                            See accompanying notes.

                         RIBOZYME PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

(Information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited)

1. Summary of Significant Accounting Policies

Description of Business

  Ribozyme Pharmaceuticals, Inc. ("RPI" or the "Company") was founded in 1992 to capitalize on the broad potential of ribozymes for use in the development of human therapeutics and therapeutic target validation services. To date, the Company has engaged in the research and development of its ribozyme technology and has experienced significant operating losses in each fiscal year since inception. The Company has not generated any revenue from the commercialization of its ribozyme technology and it expects to continue to incur significant operating losses over at least the next several years.

  During 1998, the Company formed Atugen Biotechnology GmbH ("Atugen"), a German company located in Berlin. Atugen's primary goal is to utilize RPI's proprietary ribozyme and related technologies and accelerate gene function validation and discovery of human health therapeutic targets. Financing for Atugen was accomplished through a combination of venture capital, an investment by RPI and German government grants and loans. As part of the formation, Atugen received exclusive licenses to RPI patents and technologies for target validation and discovery. In addition, in 1998 Atugen acquired Transgenics Berlin-Buch GmbH ("Transgenics") in exchange for Atugen common stock, which allowed access to DNA "chip" technologies. As of December 31, 1998, the Company owned 49.5% of the Atugen voting stock and accounts for its investment in Atugen using the equity method. RPI plans to retain ownership in and have other on-going business relationships with Atugen.

Capital Requirements and Management's Plans

  The Company incurred a net loss of $10,917,567 for the year ended December 31, 1998 and has a accumulated deficit of $73,422,491 at December 31, 1998.

  Development of the Company's products will require a commitment of substantial additional funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring its proposed products to market and to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including, among others, the progress of the Company's research, development and drug discovery efforts, the ability of the Company to establish collaborative arrangements for clinical testing, progress with preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, competing technological and market developments, changes in the Company's existing research relationships, determination as to the commercial potential of the Company's potential products, effective commercialization activities and arrangements, and the cost and availability of third-party financing for capital expenditures.

Interim Financial Statements

  The financial statements as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position as of such date and the operating results and cash flows for such periods. Results for interim periods are not necessarily indicative of results for the entire year.

                         RIBOZYME PHARMACEUTICALS, INC.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Share

  In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any potentially dilutive securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. No restatement of prior periods is necessary as the potentially dilutive securities have been excluded from the computation as their effect is antidilutive.

  Prior to April 11, 1996, pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, all convertible securities issued prior to the Company's initial public offering, even if antidilutive, have been included in the basic loss per share calculation as if they were outstanding.

Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company's cash equivalents are comprised of certificates of deposit, money market funds, and investment securities with maturities of three months or less.

Property, Plant, and Equipment

  Property, plant, and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Useful lives of laboratory equipment and furniture are estimated at five years and all computer equipment is estimated at three years. Leasehold improvements and equipment subject to financing obligations are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease.

Deferred Patent Costs

  The Company capitalizes legal costs directly incurred in pursuing patent applications as deferred patent costs. When such applications result in an issued patent, the related costs are amortized over the remaining legal life of the patents, using the straight-line method. On a quarterly basis, the Company reviews its issued patents and pending patent applications, and if it determines to abandon a patent application or that an issued patent no longer has economic value, the unamortized balance in deferred patent costs relating to that patent is immediately expensed.

  It is possible the above estimates of future economic life of the Company's commercialization revenues, the amount of anticipated future commercialization revenues, or both, will be reduced significantly in the near term due to alternative technologies developed by other biotechnology or pharmaceutical companies. As a result, the carrying amount of deferred patent costs may be reduced in the future.

Revenue Recognition and Accounts Receivable

  Revenue from collaborative agreements typically consists of nonrefundable up-front fees, ongoing research and development funding and milestone, license fees and other payments. Revenue from nonrefundable up-front fees is recognized upon signing of the agreement. Revenue from ongoing research

                         RIBOZYME PHARMACEUTICALS, INC.

and development funding is recorded as the expenses are incurred. Revenue from milestone, license fees and other payments will be recognized as earned. Payments received in advance under these agreements are recorded as deferred revenue until earned. The Company has no further research commitments from our collaborators for any revenue recognized. The Company's accounts receivable are predominately collaborative agreement receivables, and to date, the Company has not experienced any losses with respect to the collection of its accounts receivables.

  In 1998 and 1997, Schering AG accounted for approximately 22% and 76% of collaborative revenues, respectively. In 1998, Chiron accounted for approximately 70% of collaborative revenues. Revenues from Schering AG and Chiron were for nonrefundable, ongoing research and development fees.

Research and Development Expenses

  Research and development costs are expensed as incurred.

New Accounting Pronouncements

  In 1997 the FASB issued Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income, and Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, both of which were adopted by the Company during 1998. As a result of the adoption of Statement 130, the Company has reported comprehensive income (loss) as a component of the Statement of Stockholders' Equity. There was no change in the Company's financial reporting as a result of the adoption of Statement 131.

Reclassifications

  Certain amounts in the December 31, 1997 and 1996 financial statements were reclassified to conform with the December 31, 1998 presentation. These reclassifications had no impact on the reported results of operations.

2. Securities Available-for-Sale

  Management has determined that at December 31, 1998 all marketable securities held by the Company were cash and cash equivalents. At March 31, 1999 management determined that certain marketable securities held by the Company at March 31, 1999 were available-for-sale. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on securities available-for-sale are included in investment income. Interest and dividends on securities available-for-sale are included in investment income. The cost of securities sold is based on the specific identification method. There were no gross realized gains or losses on sales of securities available-for-sale in 1998 or 1997.

3. Long-Term Debt

  Long-term debt as of December 31, 1998 and 1997, and March 31, 1999, consists of the following:

                                                                    March 31,
                                                1998       1997       1999
                                             ---------- ---------- -----------
                                                                   (unaudited)
                                             ---------- ---------- -----------
   Equipment loan (I)....................... $      --  $  263,301 $      --
   Tenant interest loan (II)................        --     496,066        --
   Tenant improvement and equipment loan
    (II)....................................        --     972,703        --
   Equipment loan (III).....................    698,634  1,044,334    602,766
   Convertible debt (IV)....................  4,344,612  2,052,889  5,427,529
                                             ---------- ---------- ----------
                                             $5,043,246 $4,829,293 $6,030,295
                                             ========== ========== ==========

                         RIBOZYME PHARMACEUTICALS, INC.

    I. During 1994, the Company obtained a tenant improvement loan of $1,000,000 for leasehold improvements and an equipment loan to purchase up to $1,500,000 of equipment. The interest rate on borrowings under these loan facilities was 10.00% at December 31, 1997. The agreement required monthly principal and interest payments through August 1998, at which time the loan was paid in full.

    II. In April 1995, the Company obtained a loan of $1,000,000 collateralized by its tenant interest and certain existing leasehold improvements, and an additional loan to purchase up to $1,500,000 of leasehold improvements and equipment. The terms of the agreement call for fixed monthly principal and interest payments through October 1998, assuming the Company exercised a prepayment option. In December 1998, the Company exercised the prepayment option and paid off the loan at its carrying amount.

    III. In December 1995, the Company negotiated an additional equipment credit facility of $2,000,000 with a financial institution. The facility commitment was terminated on June 30, 1997. The agreement requires monthly principal and interest payments through April 2000, at which time a final payment of $283,328 is due in full. The interest rate on these borrowings was 12% at December 31, 1998 and 1997.

    IV. In April 1997, the Company entered into a collaboration agreement with a corporate partner whereby, among other items, the Company may borrow from the partner up to $2.0 million annually for each of the next five years. The loans are collaterallized 50% by equipment purchases. The loans carry an interest rate of 8% per annum and under certain circumstances are convertible into equity at the option of the corporate partner. Principal and interest payments on the loans are deferred until maturity of the loans which is in April 2004. The collaboration and loan facility may be terminated at the option of the partner any time.

  Cash paid for interest for the years ended December 31, 1998, 1997 and 1996 was $411,988, $791,476 and $844,661, respectively. At December 31, 1998 the carrying amounts of the Company's long-term debt approximates fair value as all borrowings bear interest rates which are comparable to the current market rate for such borrowings.

  All assets acquired under the above loan facilities represent collateral for the amounts outstanding. In addition, the Company was required to maintain minimum cash balances in the form of certificates of deposit with a financial institution, in the amount of $0 and $52,669 at December 31, 1998 and 1997, respectively. These amounts are presented as restricted cash in the accompanying balance sheets.

  As of December 31, 1998, maturities of long-term debt are as follows:

                                                                        Amount
                                                                      ----------
   1999.............................................................. $  498,179
   2000..............................................................    200,455
   2001..............................................................        --
   2002..............................................................        --
   2003..............................................................        --
   Thereafter........................................................  4,344,612
                                                                      ----------
                                                                      $5,043,246
                                                                      ==========

4. Leases

  The Company leases office space under a noncancelable operating lease which was extended until June 2007. Total rent expense, including miscellaneous laboratory equipment rentals, was $493,188, $443,796 and $496,774 in 1998, 1997 and 1996 respectively.

                         RIBOZYME PHARMACEUTICALS, INC.

  The Company's lease commitments at December 31, 1998 are as follows:

                                                                      Operating
                                                                        Lease
                                                                      ----------
   1999.............................................................. $  478,516
   2000..............................................................    363,480
   2001..............................................................    363,480
   2002..............................................................    363,480
   2003..............................................................    363,480
   2004 and thereafter...............................................  1,272,180
                                                                      ----------
                                                                      $3,204,616
                                                                      ==========

5. Stockholders' Equity

  In April 1996, the Company completed an initial public offering of its common stock, whereby 2,300,000 shares of the Company's common stock were sold at $10.00 per share, resulting in net proceeds of approximately $20.6 million. As a result of the Company's initial public offering, all preferred shares outstanding were converted into an aggregate of 2,231,960 shares of common stock.

  Upon consummation of the initial public offering the Company sold 377,202 shares of common stock to Chiron Corporation ("Chiron") for $3,640,000. Additionally, the Company received $1,800,000 from Chiron to complete the purchase of warrants to purchase 444,444 shares of common stock, issued concurrently with the IPO.

  The Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 300,000 shares pursuant to purchase rights granted to employees of the Company. The Purchase Plan provides a means by which employees purchase common stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, each offering is twenty-four months' duration with purchases occurring on each October 31 and April 30 during each offering (except that April 30, 1996 was not a purchase date). Common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase. Generally all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deduction of up to 15% of their base compensation for the purchase of stock under the plan. The Company's Board of Directors has the authority to terminate the Purchase Plan at its discretion. Shares are deemed issued for accounting purposes in the year the shares are purchased.

  Pursuant to an antidilution agreement (the "Antidilution Agreement") with a founder of the Company, the Company agreed to issue additional shares to this individual so that he would maintain a 5% interest in the fully diluted equity of the Company until the occurrence of one of several events, including the Company's initial public offering. Accordingly, effective April 11, 1996, 115,506 shares were issued related to the Antidilution Agreement which represented the founder's 5% interest in the Company. No additional rights under the Antidilution Agreement exist.

                         RIBOZYME PHARMACEUTICALS, INC.

  Below is a summary of common stock reserved by the Company at December 31, 1998 for issuance upon the exercise of the various options, warrants and the 401(k) and purchase plans.

                                                                        Shares
                                                                       ---------
   Stock option plans................................................. 1,479,173
   Employee stock purchase plan.......................................   200,168
   Employee 401(k) stock match........................................   247,079
   Warrants at $15.75 per share.......................................    10,793
   Warrants at $40.50 per share.......................................    11,111
   Warrants at $22.50 per share.......................................   465,554
                                                                       ---------
                                                                       2,413,878
                                                                       =========

  In connection with a loan payoff, in 1999 the Company repriced 16,666 of its outstanding warrants. The exercise price on those warrants was reduced from $22.50 per share to $9.00 per share. All warrants are immediately exercisable. Expense related to this repricing was immaterial to the Company's results of operations for the period ended March 31, 1999.

  The Company's ability to pay dividends is restricted by the terms of its tenant improvement and equipment loan facility agreements.

6. Stock Option Plans

  The Company has established a Non-Qualified Stock Option Plan and an Incentive Stock Option Plan (collectively, the "Plans"), under which it is authorized to grant stock options to purchase up to 1,317,154 shares of the Company's common stock to eligible employees, consultants, and other individuals, as defined in the Plans. In May 1997, the Company's shareholders approved an additional 350,000 shares of the Company's common stock to be reserved for issuance pursuant to the Plans. Options to purchase the Company's common stock are exercisable at a price as determined by the Board of Directors at the time the option is granted, which shall not be less than 100% of the fair market value (110% in the case of 10 percent shareholders) at the date of grant. Vesting rights are determined by the Board of Directors at the time the option is granted and generally the options become exercisable at twenty percent at the end of each of years one through five. If not exercised, the options expire after ten years. The Board of Directors has also granted certain employees options vesting upon achievement of certain contingent milestone events.

  During the third quarter of 1998, the Company offered a repricing of existing stock options to all of its current employees. Pursuant to the offer, all non-executive employees were allowed to exchange each existing stock option for a newly priced stock option one for one, with the new stock options having an exercise price equal to the current market price of the underlying common stock. If exchanged, the vesting term would start over beginning on the date of exchange. A similar offer was given to all executives, except the options were exchanged at a one for .75 ratio. As a result of the offer, 890,921 options were canceled and 747,060 options were granted, effective September 18, 1998.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. During 1998, 1997 and 1996,

                         RIBOZYME PHARMACEUTICALS, INC.

the Company recorded $32,162, $43,453 and $137,617, respectively, of compensation relating to the grant of stock options and the Antidilution Agreement, all of which relates to pre-IPO issuances which have been deferred until vesting has been completed.

  Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.7%, 6.4% and 6.3%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .967,
 .638 and .566; and a weighted-average expected life of the option of 6 years. The weighted average fair value of stock options granted during 1998, 1997 and 1996 was $4.04, $5.88 and $6.59, respectively.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                          1998          1997          1996
                                      ------------  ------------  ------------
   Pro forma net loss................ $(11,948,280) $(16,153,548) $(15,554,890)
   Pro forma loss per share..........        (1.33)        (2.18)        (2.66)

  Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma net loss may not be representative of that to be expected in future years.

  Changes in stock options for the years ended December 31, 1998 and 1997 were as follows:

                                                                   Exercise
                                                     Options         Price
                                                    ----------  ---------------
   Outstanding at December 31, 1995................    367,838  $  .45--$  5.40
   Options granted.................................    508,652  $ 2.70--$ 19.00
   Options exercised/canceled......................   (197,067) $  .45--$  5.40
                                                    ----------  ---------------
   Outstanding at December 31, 1996................    679,423  $  .45--$ 19.00
   Options granted.................................    604,300  $ 7.50--$ 13.50
   Options exercised/canceled......................    (64,833) $  .45--$ 19.00
                                                    ----------  ---------------
   Outstanding at December 31, 1997................  1,218,890  $  .45--$ 15.25
   Options granted.................................  1,174,560  $ 3.00--$  8.13
   Options exercised/canceled...................... (1,045,878) $  .45--$ 15.25
                                                    ----------  ---------------
   Outstanding at December 31, 1998................  1,347,572  $  .45--$ 12.78
                                                    ==========  ===============

  The weighted average exercise price of options outstanding at December 31, 1998, 1997 and 1996 was $4.21 and $9.31 and $8.93, respectively.

                         RIBOZYME PHARMACEUTICALS, INC.

  Stock options vest as follows:

                                                                       Options
                                                                      ---------
   Currently exercisable.............................................   258,279
   1999..............................................................   219,492
   2000..............................................................   176,592
   2001..............................................................   159,938
   2002..............................................................   149,583
   2003 and thereafter...............................................   172,160
   Contingent vesting................................................   211,528
                                                                      ---------
   Total............................................................. 1,347,572
                                                                      =========

  During the three month period ending March 31, 1999, the Company granted 63,000 stock options to its employees at exercise prices ranging from $4.13 to $5.13.

7. Collaborative Agreements

 Parke-Davis

  In April 1993, the Company entered into a research and development collaboration agreement with the Parke-Davis division of the Warner-Lambert Corporation ("Parke-Davis"), whereby Parke-Davis was to partially fund the research and development costs incurred by the Company in developing and commercializing ribozyme-based products for application to the treatment of osteoarthritis and other diseases. Pursuant to the Parke-Davis agreement, Parke-Davis purchased 100,100 shares of Series C preferred stock at a price of $29.97 per share in 1993, 27,777 shares of Series C preferred stock at a price of $36.00 per share in 1994, and 40,160 shares of Series F preferred stock at $37.35 per share in 1995, for a total equity investment of $5,500,000. All preferred shares were converted into 168,037 shares of common stock upon the Company's initial public offering.

  Also pursuant to the collaboration agreement, through December 31, 1996, Parke-Davis provided $1,700,000 research and development funding to the Company. As of June 30, 1997, the collaboration agreement has been completed.

  In March 1998, the Company entered into a Target Validation agreement with Parke-Davis. The agreement gives Parke-Davis access to the Company's proprietary ribozyme technology which will assist Parke-Davis in determining which genes are valid therapeutic targets. Under the terms of the contract, the Company will design and synthesize ribozymes against target genes designated by Parke-Davis and perform various studies to determine the level of gene expression inhibition achieved. Parke-Davis will fund the research and may provide milestone payments or success fees to the Company if Parke-Davis uses the information to derive compounds to take into development.

 Dow AgroSciences

  In September 1993, the Company entered into a research and development study with Dow AgroSciences (the "Feasibility Study") to demonstrate the stable integration and the effective use of ribozymes to alter corn composition. Pursuant to the terms of the Feasibility Study, Dow AgroSciences reimbursed the Company for all of its expenses related to the Feasibility Study and, in 1994, purchased 41,666 shares of Series D preferred stock at a price of $36.00 per share, for a total equity investment of $1,500,000. All preferred shares were converted into 41,666 shares of common stock upon completion of the Company's initial public offering.

                         RIBOZYME PHARMACEUTICALS, INC.

  The Feasibility Study was completed in 1997 and the parties entered into a long-term license agreement for the development and commercialization of ribozymes to the targets of interest. As consideration for the long-term license agreement, 41,666 shares of common stock held by Dow AgroSciences were returned to the Company. The Company canceled 33,333 of the shares and reissued the remaining 8,333 shares to CTI as a consideration of royalty, due to the license transaction.

 Chiron

  In July 1994, the Company entered into a research and development collaboration agreement with Chiron to research, develop and market products directed towards five genetic targets, and all human clinical indications associated with those targets. The Company and Chiron will share equally in the costs and profits of any jointly developed products. In addition, Chiron may, at its option, finance the Company's portion of its Phase II and Phase III drug development costs for mutually approved programs. The Company retains the option to reacquire its rights by reimbursing Chiron for such development costs plus a predetermined risk premium. The term of the research program is five years, with the terms of the agreement to be extended if products are jointly developed. As part of this agreement, Chiron committed to make a $10,000,000 equity investment in the Company. The components of this investment are:

    In 1994, Chiron purchased 100,000 shares of the Company's common stock at a price of $3.60 per share, or $360,000; also in 1994 Chiron purchased 107,095 shares of Series E preferred stock at a price of $37.35 per share, or $4,000,000. In 1996, the Company issued Chiron immediately upon the closing of the Company's initial public offering a warrant to purchase 444,444 shares of the Company's common stock which is exercisable at a price of $22.50 per share, for an aggregate purchase price of $4.50 per warrant share. In 1994, Chiron paid the Company $0.45 per warrant share, or $200,000. The balance of the warrant purchase price, $1,800,000, or $4.05 per warrant share, was paid to the Company upon completion of its initial public offering. Further, Chiron purchased 377,202 common shares with an aggregate value of $3,640,000 upon completion of the Company's initial public offering, at the initial public offering price less one-half of the underwriting discount. Chiron also has a designated Board member on the Company's Board of Directors. All preferred shares were converted into 142,222 shares of common stock upon completion of the Company's initial public offering.

  In May 1996, the Company entered into a collaboration with Chiron for the use of ribozymes to characterize gene function. The collaboration gives Chiron the right to develop and commercialize products that result from the collaboration, and would entitle RPI to receive product development milestone payments and royalties on sales of any such commercial products. Chiron and RPI each pay a portion of the research and development expenses of the collaboration, and the Company provided Chiron $1,800,000 in 1996 for research funding related to the collaboration.

  In 1998, the Company received $5.0 million from Chiron related to the joint product development of ANGIOZYME. The non recurring payment was a reimbursement for 50% of past expenses incurred by the Company for the preclinical development of ANGIOZYME. In addition, the Company recorded revenue from Chiron of $1,048,138 for 50% of ANGIOZYME clinical development expenses incurred by the Company during the fourth quarter of 1998. There are no future obligations between the Company and Chiron related to these revenues which were fully recognized in 1998.

 Pharmacia Biotech AB

  In November 1995, the Company and Pharmacia Biotech AB entered into a collaboration and license agreement for the improvement of production scale synthesis of RNA and chimeric oligonucleotides. The goal of the collaboration is to reduce the cost of manufacturing ribozymes and other oligonucleotide

                         RIBOZYME PHARMACEUTICALS, INC.

products. Pharmacia Biotech AB will provide research funding, synthesis support and instrumentation, while RPI will receive royalties on the sales of modified RNA oligonucleotides and non-DNA primer support. As of December 31, 1998, the Company has received $731,500 in funding pursuant to the agreement.

 Schering AG, Berlin

  On April 9, 1997, the Company entered into a research collaboration with Schering AG, Berlin, ("Schering AG") focusing on the use of ribozymes for therapeutic target validation, as well as the development of ribozymes as therapeutic agents. The collaboration will utilize the special selectivity of ribozymes to validate new molecular therapeutic targets and to discover new therapeutic agents based on those targets. The Company will provide its expertise in ribozyme design, synthesis and delivery, and Berlex Laboratories, Inc., a U.S. subsidiary of Schering AG ("Berlex") will provide candidate targets, cell culture screens, animal models and development and commercialization expertise to the collaboration. The Company anticipates that hundreds of potential targets may be examined over a five year period with Berlex having the option to commercialize products from any validated targets.

  Schering AG made an equity investment in the Company in May 1997 of $2.5 million in exchange for 212,766 shares of common stock, and made an additional equity investment of $2.5 million for 465,117 shares in April 1998. Separately, Schering AG provided a loan of $2.0 million in 1997, and subsequently $2.0 million in 1998. Schering AG will continue to provide loans of up to $2.0 million annually for each of the next three years, provided that the collaboration is continued in each of those years. Amounts not used in any calendar year may be carried forward to future years. According to the terms of the Company's agreement with Schering AG, 50% of any borrowings on the line of credit must be collateralized by equipment purchases. The loans, which carry an interest rate of 8% per annum, are convertible into equity at the option of Schering AG under certain circumstances. At December 31, 1998, the outstanding borrowings of $4.3 million were convertible into approximately 992,000 shares of the Company's common stock. Principal and interest payments are deferred until maturity of the loans which is in April 2004. In addition, Schering AG made research payments of $2.0 million and $1.5 million in 1998 and 1997, respectively. Provided that the collaboration is continued, Schering AG will make research payments of $2 million a year for each year through April 2001. The Company may earn success fees upon product development milestones and will manufacture synthetic ribozyme products and receive royalties on sales of both ribozyme and non-ribozyme products resulting from the collaboration. All such payments are subject to some restrictions, including receipt of certain third party consents. Upon payment of termination fees paid to the Company, the research collaboration may be terminated at Schering AG's option any time.

 Roche Bioscience

  In May 1998, the Company entered into a Target Validation agreement with Roche Bioscience. The agreement gives Roche Bioscience access to the Company's proprietary ribozyme technology which will assist Roche Bioscience in determining which genes are valid therapeutic targets. Under the terms of the contract, the Company will design and synthesize ribozymes against target genes designated by Roche Bioscience and perform various studies to determine the level of gene expression inhibition achieved. Roche Bioscience will fund the research and may provide milestone payments or success fees to the Company if Roche Bioscience uses the information to derive compounds to take into development.

8. Commitments and Contingency

  At the core of the Company's technology are inventions and patents of the University of Colorado ("CU") which were developed by Dr. Thomas R. Cech and various associates of Dr. Cech. Pursuant to the policies of CU, these inventions and the patents issued thereon, (the "Cech Technology") became the

                         RIBOZYME PHARMACEUTICALS, INC.

property of CU. The Cech Technology was assigned to CU's affiliate, University Research Corporation ("URC"), which in turn assigned the rights to license certain of the Cech Technology to Competitive Technologies, Inc. ("CTI"), formerly known as University Patents, Inc. United States Biochemical Corporation ("USB") licensed the Cech Technology pursuant to two sublicenses. One of these sublicenses was for the Cech Technology held by CTI. In November 1996, USB assigned to the Company its rights under the sublicense from CTI and the Company entered into an amended and restated license with CTI. The Company also has obtained a license from URC and a sublicense from USB for other Cech Technology held by URC. The CTI license, URC license and USB sublicense together grant the Company the exclusive (except for non-commercial academic research) worldwide right, among other things, to make, use and sell RNA enzymes covered by licensed patents and products incorporating them. The URC license and USB sublicense are fully paid. The CTI license provides for the payment of a royalty on sales of products incorporating RNA enzymes, covered by licensed patents, and for certain minimum annual royalties. The Company may grant sublicenses to the licensed technology subject to the payment to CTI of a share of royalty income from such sublicenses or a royalty on sales from sublicensed products, methods or services, depending on the particular licensed patents involved. In addition, the Company must pay CTI a share of any option fee, license fee, prepaid royalty or other "front-end" fee other than research and development funding paid in connection with such sublicense. At the Company's discretion, the payment may be in either cash or equity.

  During 1993, the Company was granted the right of first refusal to license any new inventions, improvements and patents related to ribozyme technology developed by Dr. Cech or others at CU, in exchange for certain payments. In order to maintain the right of first refusal, the Company agreed to fund research at CU through an unrestricted grant of $750,000 payable in various installments over a five year period commencing in September 1993. URC made an investment of approximately $41,000 for 46,188 shares of the Company's common stock upon entering into the agreement.

  During 1996, the Company eliminated the royalty arrangement in exchange for 45,000 shares of its common stock. The Company recognized expense related to the exchange of $540,000 during 1996. The Company's final payment under the above unrestricted grant was $113,000, which was paid in 1998.

  The Company is involved in legal proceedings which have arisen in the ordinary course of business. In the opinion of management the outcome of these legal proceedings will not have a material adverse impact on the Company's financial position or operations.

9. Related Party Transactions

  At December 31, 1998, 1997 and 1996, the Company had a total of $280,932, $320,000, and $225,000, respectively, of non-interest bearing loans due from officers. The balances may be forgiven by the Company under certain employment agreement provisions. The loan balances are forgivable or payable to the Company under various terms not to exceed 5 years. The Company forgave $126,466, $80,000 and $85,000 of these loans during each of the years ending December 31, 1998, 1997 and 1996, respectively.

10. Formation of Atugen, an unconsolidated German Affiliate

  In 1998, the Company transferred its gene function and target validation business and technology to Atugen, a separately funded German affiliate. Financing for Atugen was accomplished through an equity investment of $2.0 million in cash from RPI in 1998, a venture capital investment of $7.0 million and a commitment by the German government to provide grants and loans of up to $10.0 million. As a result, at December 31, 1998, RPI retained a 49.5% ownership in Atugen. In connection with its formation, Atugen

                         RIBOZYME PHARMACEUTICALS, INC.

received exclusive royalty-free licenses to RPI patents and technologies for target validation and discovery in exchange for a one-time $2.0 million payment which was received by RPI in January 1999. The entire amount of this one-time payment has been deferred as of December 31, 1998 and will be amortized over the five-year term of the license agreement and reflected in the Company's equity in earnings or loss of this unconsolidated affiliate.

  According to a service agreement executed by both parties, RPI will provide management support, technologies, facilities and reagents to Atugen for reasonable fees. RPI will retain rights to develop ribozyme therapeutic agents against targets validated by Atugen.

  In 1998, RPI gave to its officers and certain other employees stock representing a 5.5% interest in the newly formed Atugen at no personal cost to the individuals. Atugen is a closely held private company, and accordingly, the fair value of the share grants was by nature an estimate. The Company estimated the fair market value of these share grants at the date of such grants to be $81,000. As a result, the Company's 1998 Statement of Operations includes $81,000 of compensation related to the share grants.

11. Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109). Under the provisions of SFAS 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

  At December 31, 1998, the Company has the following net operating loss and tax credit carryforwards for income tax purposes:

                                                 Net     Research and   State
                                              Operating  Development  Investment
   Expiration Date                             Losses      Credits     Credits
   ---------------                           ----------- ------------ ----------
   1999..................................... $       --   $      --    $14,000
   2000.....................................         --          --     11,000
   2001.....................................         --          --      6,000
   2007.....................................   3,506,000     101,000       --
   2008.....................................   7,363,000     185,000       --
   2009.....................................   9,239,000     316,000       --
   2010.....................................  11,953,000     139,000       --
   2011.....................................  15,125,000     181,000       --
   2012.....................................  15,291,000     297,000       --
   2018.....................................  11,248,000     298,000       --
                                             -----------  ----------   -------
   Total.................................... $73,725,000  $1,517,000   $31,000
                                             ===========  ==========   =======

  The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carryforwards, and could have been triggered by the Company's initial public offering or by subsequent sales of securities by the Company or its shareholders.

                         RIBOZYME PHARMACEUTICALS, INC.

  The components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                        1998          1997
                                                    ------------  ------------
   Deferred tax assets:
     Net operating loss carryforwards.............  $ 27,499,000  $ 23,324,000
     Research and development and state investment
      credit carryforwards........................     1,548,000     1,102,000
     Depreciation.................................       639,000       618,000
     Other........................................        30,000        12,000
                                                    ------------  ------------
                                                      29,716,000    25,056,000
     Valuation allowance..........................   (28,610,000)  (24,097,000)
                                                    ------------  ------------
     Net deferred tax assets......................     1,106,000       959,000
   Deferred tax liabilities:
     Deferred patent costs........................     1,084,000       936,000
     Other........................................        22,000        23,000
                                                    ------------  ------------
     Total deferred tax liabilities...............     1,106,000       959,000
                                                    ------------  ------------
                                                    $        --   $        --
                                                    ============  ============

11. Employee Savings Plan

  The Company has a 401(k) plan which allows participants to contribute 1% to 15% of their salary, subject to eligibility requirements and annual limits. The Board may, at its sole discretion, approve matching contributions with the Company's common stock. In both 1998 and 1997, the Board approved a 50% common stock match equal to total participant deferrals made in each respective year. The Company stock match is subject to vesting restrictions.

12. Subsequent Event (unaudited)

  In March 1999, the Company entered into a collaboration with Eli Lilly and Company ("Lilly") to conduct research, development and commercialization of HEPTAZYME, the Company's ribozyme for the treatment of Hepatitis C virus infection. Under the terms of the agreement, the Company will receive approximately $9.2 million in 1999, which includes $1.7 million of funding for research and clinical trial expenses payable in three equal installments, and a $7.5 million equity investment. In April 1999, Lilly purchased five shares of the Company's Series L preferred stock for $7.5 million. Each share of Series L preferred stock is convertible into shares of the Company's common stock based upon milestones related to the development and commercialization of HEPTAZYME. Under certain circumstances, if the Company commences phase II clinical trial prior to March 17, 2002, each share of stock of preferred stock will convert into $500,000 of common stock valued at the average closing price 30 days prior to conversion. If, however, the Company fails to commence phase II clinical trials prior to March 17, 2002, each share of preferred stock will convert into $1.5 million of common stock valued at the average closing price of the Company's stock 30 days prior to conversion. The $5.0 million difference in conversion will be recognized as additional paid equity. In addition to equity and research funding, the Company may receive success fees related to various development milestones and royalties on future sales of products developed related to the collaboration. Lilly will receive the exclusive worldwide commercialization rights to products that result from this collaboration, including the HEPTAZYME product. The Company has retained certain rights to manufacture HEPTAZYME products resulting from the collaboration.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                1,800,000 Shares
                            [RPI LOGO APPEARS HERE]


                                  Common Stock

                                  -----------
                                   PROSPECTUS
                                  -----------

                             HAMBRECHT & QUIST LLC




                                 ------------
                                         , 1999

                                 ------------

  You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

  The following table sets forth the various expenses in connection with the distribution and sale of the securities being registered which will be paid by us. All amounts are estimates except for the SEC registration fee:

   SEC registration fee............................................... $  2,390
   Printing and mailing expenses...................................... $ 40,000
   Nasdaq listing fee................................................. $ 17,500
   Legal fees and expenses............................................ $ 75,000
   Accounting fees and expenses....................................... $ 40,000
                                                                       --------
       TOTAL.......................................................... $174,890
                                                                       ========

Item 14. Indemnification Of Directors And Officers

  Article XI of our Bylaws provides for indemnification of our directors to the fullest extent permitted by law, as now in effect or later amended. Article XI of our Bylaws also permits the indemnification to the same extent of our officers, employees or agents if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by us at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us. The Bylaws further provide for a contractual cause of action on the part of our directors for indemnification claims that have not been paid by us.

  Article VI of our Certificate of Incorporation, as amended, limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporate Law of the State of Delaware ("DGCL") (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

  Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

  We also have provided liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

  The above discussion of our corporate documents is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents.

Item 15. Recent Sale Of Unregistered Securities

  The following table sets forth the Ribozyme Pharmaceuticals' sales of unregistered securities for the past three years. All transactions listed below involved the issuance of common stock, preferred stock convertible into shares of common stock or options to acquire shares of common stock prior to commencement of the offering described in the foregoing prospectus. No underwriters were employed with respect to the sale of any of the securities listed below. All shares were issued in reliance upon Section 4(2) and/or 3(b) of the Securities Act.

Securities Issued                        Purchaser  Date Acquired Consideration
-----------------                       ----------- ------------- -------------
212,776 shares of common stock......... Schering AG    May 1997    $2,500,000
465,117 shares of common stock......... Schering AG    May 1998    $2,500,000
5 shares of Series L preferred stock... Eli Lilly    April 1999    $7,500,000

Item 16. Exhibits And Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------                               -----------
  1.1+  Form of Placement Agency Agreement dated    , 1999, between Ribozyme
         Pharmaceuticals and Hambrecht & Quist LLC

  1.2+  Form of Escrow Agreement dated    , 1999, between Ribozyme
         Pharmaceuticals Hambrecht & Quist LLC and Citibank, N.A.

  3.1   Amended and Restated Certificate of Incorporation of Ribozyme
         Pharmaceuticals dated April 17, 1996(5)

  3.2   Bylaws of Ribozyme Pharmaceuticals, as amended(1)

  4.1   Specimen Stock Certificate(1)

  4.2+  Certificate of Designation, Preferences and Rights of Series L
         Preferred Shares

  5.1+  Opinion of Rothgerber Johnson & Lyons LLP

 10.1   Form of Indemnity Agreement entered into between Ribozyme
         Pharmaceuticals and its directors and officers, with related schedule(1)

 10.2 Ribozyme Pharmaceuticals' Incentive Stock Option Plan, including form of Incentive Stock Option Agreement(1)

 10.3 Ribozyme Pharmaceuticals' Non-Qualified Stock Option Plan, including form of Non-Qualified Stock Option Agreement(1)

 10.4   Ribozyme Pharmaceuticals' 1996 Stock Option Plan, including forms of
         Incentive Stock Option and Nonstatutory Stock Option Agreements(1)

 10.5   Ribozyme Pharmaceuticals' 1996 Employee Stock Purchase Plan(1)

 10.6   Employment Agreement dated January 1, 1997, between Ribozyme
         Pharmaceuticals and Ralph E. Christoffersen(5)

 10.7   Incentive Stock Option Agreement between Ribozyme Pharmaceuticals and
         Ralph E. Christoffersen dated December 23, 1992(1)

 10.8   Incentive Stock Option Agreement between Ribozyme Pharmaceuticals and
         Ralph E. Christoffersen dated September 23, 1994(1)

 10.9   Warrant Purchase Agreement dated March 15, 1995, between Ribozyme
         Pharmaceuticals and Hambrecht & Quist Guaranty Finance(1)

 10.10  Warrant to Purchase Common Stock dated March 15, 1995, issued to
         Hambrecht & Quist Guaranty Finance(1)

 10.11  Warrant to Purchase Common Stock dated February 22, 1993, issued to
         LINC Scientific Leasing(1)

 10.12  Warrant to Purchase Common Stock dated July 30, 1993, issued to
         Douglas E. Olson(1)

 10.13  Warrant to Purchase Common Stock dated July 30, 1993, issued to
         Richard J. Warburg and Ruth P. Warburg(1)

 10.14  Warrant to Purchase Common Stock dated December 28, 1994, issued to
         Competitive Technologies, Inc.(1)

 10.15  Warrant to Purchase Common Stock dated December 29, 1995, issued to
         Silicon Valley Bank(1)

 10.16  Warrant to Purchase Common Stock dated July 26, 1996, issued to
         Silicon Valley Bank(1)

 10.17  Warrant to Purchase Common Stock dated April 17, 1996, issued to
         Chiron Corporation(1)

 10.18 Collaborative Research, Development and Commercialization Agreement dated July 15, 1994, between Ribozyme Pharmaceuticals and Chiron
         Corporation(1)

 10.19 Research Collaboration and Licensing Agreement dated November 1, 1995, between Ribozyme Pharmaceuticals and Pharmacia Biotech, AB(1)


 Number                               Description
 ------                               -----------
 10.20  Research and Development Collaboration Agreement dated April 19, 1993, between Ribozyme Pharmaceuticals and Parke-Davis Division of Warner-
         Lambert Company(1)

 10.21  First Amendment to the Research and Development Collaboration
         Agreement dated April 17, 1995, between Ribozyme Pharmaceuticals and
         Parke-Davis Division of Warner-Lambert Company(1)

 10.22  Second Amendment to the Research and Development Collaboration
         Agreement dated February 8, 1996, between Ribozyme Pharmaceuticals and Parke-Davis Division of Warner-Lambert Company(1)

 10.23  Financing Agreement dated March 16, 1995, among Wilderness Place
         Holdings L.L.C., Hambrecht & Quist Guaranty Finance, L.P. and
         Ribozyme Pharmaceuticals(1)

 10.24  Negotiable Promissory Note dated October 7, 1992, between Ribozyme
         Pharmaceuticals and Ralph Christoffersen and Addendum dated June 25,
         1993(1)

 10.25  Employment Agreement dated January 8, 1996, between Ribozyme
         Pharmaceuticals and Lawrence E. Bullock(1)

 10.26  Promissory Note dated February 8, 1996, between Ribozyme
         Pharmaceuticals and Lawrence E. Bullock(1)

 10.27  Lease for Real Property dated May 20, 1992, between Aero-Tech
         Investments and Ribozyme Pharmaceuticals(1)

 10.28  Non-Disturbance and Attornment Agreement dated March 31, 1995, among
         General American Life Insurance Company, Aero-Tech Investments,
         Wilderness Place Holdings L.L.C. and Ribozyme Pharmaceuticals(1)

 10.29  Master Lease Agreement dated September 2, 1992, between Ribozyme
         Pharmaceuticals and LINC Scientific Leasing(1)

 10.30  Loan and Security Agreement dated February 28, 1994, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank(1)

 10.31  Loan Modification Agreement dated December 21, 1994, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank(1)

 10.32  Loan and Security Agreement dated December 29, 1995, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank and MMC/GATX Partnership No.
         1(1)

 10.33  Warrant to Purchase Common Stock dated December 29, 1995, issued to
         MMC/GATX Partnership No. 1(1)

 10.34 Agreement dated February 29, 1996, between Ribozyme Pharmaceuticals and Chiron Corporation relating to research and development funding(1)

 10.35  Amendments to original Employment Agreements between Ribozyme
         Pharmaceuticals and Ralph E. Christoffersen, Lawrence E. Bullock and
         Nassim Usman, pursuant to letters dated November 14, 1996, November
         22, 1996, and December 15, 1996(3)

 10.36 Promissory Note dated June 4, 1996, between Ribozyme Pharmaceuticals and Nassim Usman(3)

 10.37  Amendment to Lease for Real Property dated March 13, 1997, between
         Aero-Tech Investments and Ribozyme Pharmaceuticals(3)

 10.38  Employment Agreement dated May 2, 1996, between Ribozyme
         Pharmaceuticals and Nassim Usman(2)

 10.39  Collaboration Agreement Regarding Use of Ribozymes to Determine Gene
         Function dated May 13, 1996, between Ribozyme Pharmaceuticals and
         Chiron Corporation(2)


 Number                               Description
 ------                               -----------
 10.40  Amended and Restated License Agreement dated November 20, 1996, between
         Ribozyme Pharmaceuticals, University Research Corporation, University
         of Colorado and United States Biochemical Corporation(3)*

 10.41 Amended and Restated Sublicense Agreement dated November 20, 1996, between Ribozyme Pharmaceuticals and United States Biochemical
         Corporation(3)*

 10.42  Amended and Restated License Agreement dated November 20, 1996, between
         Ribozyme Pharmaceuticals and Competitive Technologies,
         Incorporated(3)*

 10.43  Memorandum of Understanding dated March 1, 1996, between Ribozyme
         Pharmaceuticals and DowElanco(1)

 10.44  Stock Subscription Agreement dated September 1996 between Ribozyme
         Pharmaceuticals and University of Research Corporation(3)*

 10.45  Stock Subscription Agreement dated November 20, 1996, between Ribozyme
         Pharmaceuticals and United States Biochemical Corporation(3)*

 10.46  Assignment of License and Restated License Agreement dated November 20,
         1996, among Ribozyme Pharmaceuticals, United States Biochemical
         Corporation and Competitive Technologies(3)*

 10.47 Letter Agreement dated May 22, 1996, between Ribozyme Pharmaceuticals and ALZA Corporation(3)*

 10.48  Research and Development Collaboration Agreement dated December 2,
         1996, between Ribozyme Pharmaceuticals and Protogene Laboratories(3)*

 10.49  License Agreement dated February 14, 1997, between Ribozyme
         Pharmaceuticals and IntelliGene, Ltd.(3)*

 10.50  Subscription Agreement dated April 17, 1995, between Ribozyme
         Pharmaceuticals and Parke-Davis Division of Warner-Lambert Company(1)

 10.51  Stock Purchase Agreement dated June 28, 1995, among Ribozyme
         Pharmaceuticals and investors(1)

 10.52  Agreement dated March 1, 1996, between Ribozyme Pharmaceuticals and
         DowElanco Corporation relating to the conversion of preferred stock(1)

 10.53  Stock Subscription Agreement dated October 30, 1995, between Ribozyme
         Pharmaceuticals and Gewestelijke Investeringsmaatschappij voor
         Vlaanderon n.v.(1)

 10.54  Research, License, Supply and Royalty Agreement between Schering
         Aktiengesellschaft and Ribozyme Pharmaceuticals dated April 9,
         1997(4)*

 10.55  Purchase Agreement dated April 9, 1997, among Ribozyme Pharmaceuticals,
         Schering Berlin Venture Corporation and Schering
         Aktiengesellschaft(4)*

 10.56  Employment Agreement dated February 27, 1997, between Ribozyme
         Pharmaceuticals and Alene Holzman(5)

 10.57  Employment Agreement dated July 5, 1997, between Ribozyme
         Pharmaceuticals and Thomas Rossing(5)

 10.58  Executive Bonus Plan dated March 27, 1998(6)

 10.59 Research, Collaboration and License Agreement dated May 19, 1998, between Ribozyme Pharmaceuticals and Roche Bioscience, a division of Syntex (U.S.A.) Inc.(7)*

 10.60  Employment Agreement dated September 8, 1998, between Ribozyme
         Pharmaceuticals and Nassim Usman(8)

 10.61 Participation Agreement dated August 31, 1998, as amended, and related documents between Ribozyme Pharmaceuticals and Atugen Biotechnology
         GmbH(9)**


 Number                              Description
 ------                              -----------
 10.62  Research Collaboration and License Agreement dated March 17, 1999, between Ribozyme Pharmaceuticals and Eli Lilly and Company**

 10.63+ Stock Purchase Agreement dated April 30, 1999, between Ribozyme
         Pharmaceuticals and Eli Lilly and Company

 23.1+  Consent of Ernst & Young LLP, Independent Auditors

 23.2+  Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit 5.1)

 24.1+ Power of attorney (included on the signature page of this Registration Statement)

--------
  + Previously filed.
  * Ribozyme Pharmaceuticals has applied for and received confidential treatment with respect to portions of these exhibits.
 ** Ribozyme Pharmaceuticals has applied for confidential treatment with respect to portions of these exhibits.

(1) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-1908-D.
(2) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-QSB for the quarter ended June 30, 1996.
(3) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-KSB for the year ended December 31, 1996.
(4) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K dated June 12, 1997.
(5) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, dated September 5, 1997, File No. 333-34981.
(6) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-K for the year ended December 31, 1997.
(7) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-Q/A for the quarter ended June 30, 1998.
(8) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-Q for the quarter ended September 30, 1998.

(9) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K/A dated June 9, 1999.

    (b) Financial Statement Schedules

  All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-l and has duly caused this Amendment no. 6 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boulder, Colorado, on June 10, 1999.

                                          Ribozyme Pharmaceuticals, Inc.

                                              /s/ Ralph E. Christoffersen
                                          By: _________________________________
                                               RALPH E. CHRISTOFFERSEN, PH.D.
                                                Chief Executive Officer and
                                                         President

  In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to Form S-1 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

   /s/ Ralph E. Christoffersen         Chief Executive Officer       June 10, 1999
______________________________________  and President (Principal
    RALPH E. CHRISTOFFERSEN, PH.D.      Executive Officer)

     /s/ Lawrence E. Bullock           Vice President,               June 10, 1999
______________________________________  Administration Finance,
         LAWRENCE E. BULLOCK            Chief Financial Officer
                                        and Secretary (Principal
                                        Financial and Accounting
                                        Officer)

    /s/ David T. Morgenthaler*         Chairman of the Board of      June 10, 1999
______________________________________  Directors
        DAVID T. MORGENTHALER

       /s/ Jeremy C. Cook*             Director                      June 10, 1999
______________________________________
            JEREMY C. COOK

      /s/ Anthony B. Evnin*            Director                      June 10, 1999
______________________________________
       ANTHONY B. EVNIN, PH.D.

       /s/ David Ichikawa*             Director                      June 10, 1999
______________________________________
            DAVID ICHIKAWA

       /s/ Anders Wiklund*             Director                      June 10, 1999
______________________________________
            ANDERS WIKLUND

     */s/ Lawrence E. Bullock
______________________________________
         LAWRENCE E. BULLOCK
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
   1.1+  Form of Placement Agency Agreement dated     , 1999, between Ribozyme
         Pharmaceuticals and Hambrecht & Quist LLC

   1.2+  Form of Escrow Agreement dated     , 1999, between Ribozyme
         Pharmaceuticals, Hambrecht & Quist LLC and Citibank N.A.

   3.1   Amended and Restated Certificate of Incorporation of Ribozyme
         Pharmaceuticals dated April 17, 1996(5)

   3.2   Bylaws of Ribozyme Pharmaceuticals, as amended(1)

   4.1   Specimen Stock Certificate(1)
   4.2+  Certificate of Designation, Preferences and Rights of Series L
         Preferred Shares

   5.1+  Opinion of Rothgerber Johnson & Lyons LLP

  10.1   Form of Indemnity Agreement entered into between Ribozyme
         Pharmaceuticals and its directors and officers, with related schedule(1)

  10.2 Ribozyme Pharmaceuticals' Incentive Stock Option Plan, including form of Incentive Stock Option Agreement(1)

  10.3 Ribozyme Pharmaceuticals' Non-Qualified Stock Option Plan, including form of Non-Qualified Stock Option Agreement(1)

  10.4   Ribozyme Pharmaceuticals' 1996 Stock Option Plan, including forms of
         Incentive Stock Option and Nonstatutory Stock Option Agreements(1)

  10.5   Ribozyme Pharmaceuticals' 1996 Employee Stock Purchase Plan(1)

  10.6   Employment Agreement dated January 1, 1997, between Ribozyme
         Pharmaceuticals and Ralph E. Christoffersen(5)

  10.7   Incentive Stock Option Agreement between Ribozyme Pharmaceuticals and
         Ralph E. Christoffersen dated December 23, 1992(1)

  10.8   Incentive Stock Option Agreement between Ribozyme Pharmaceuticals and
         Ralph E. Christoffersen dated September 23, 1994(1)

  10.9   Warrant Purchase Agreement dated March 15, 1995, between Ribozyme
         Pharmaceuticals and Hambrecht & Quist Guaranty Finance(1)

  10.10  Warrant to Purchase Common Stock dated March 15, 1995, issued to
         Hambrecht & Quist Guaranty Finance(1)

  10.11  Warrant to Purchase Common Stock dated February 22, 1993, issued to
         LINC Scientific Leasing(1)

  10.12  Warrant to Purchase Common Stock dated July 30, 1993, issued to
         Douglas E. Olson(1)

  10.13  Warrant to Purchase Common Stock dated July 30, 1993, issued to
         Richard J. Warburg and Ruth P. Warburg(1)

  10.14  Warrant to Purchase Common Stock dated December 28, 1994, issued to
         Competitive Technologies, Inc.(1)

  10.15  Warrant to Purchase Common Stock dated December 29, 1995, issued to
         Silicon Valley Bank(1)

  10.16  Warrant to Purchase Common Stock dated July 26, 1996, issued to
         Silicon Valley Bank(1)

  10.17  Warrant to Purchase Common Stock dated April 17, 1996, issued to
         Chiron Corporation(1)

  10.18 Collaborative Research, Development and Commercialization Agreement dated July 15, 1994, between Ribozyme Pharmaceuticals and Chiron
         Corporation(1)


 Exhibit
 Number                                Description
 -------                               -----------
  10.19  Research Collaboration and Licensing Agreement dated November 1, 1995, between Ribozyme Pharmaceuticals and Pharmacia Biotech, AB(1)

  10.20 Research and Development Collaboration Agreement dated April 19, 1993, between Ribozyme Pharmaceuticals and Parke-Davis Division of Warner-
         Lambert Company(1)

  10.21  First Amendment to the Research and Development Collaboration
         Agreement dated April 17, 1995, between Ribozyme Pharmaceuticals and
         Parke-Davis Division of Warner-Lambert Company(1)

  10.22  Second Amendment to the Research and Development Collaboration
         Agreement dated February 8, 1996, between Ribozyme Pharmaceuticals and
         Parke-Davis Division of Warner-Lambert Company(1)

  10.23  Financing Agreement dated March 16, 1995, among Wilderness Place
         Holdings L.L.C., Hambrecht & Quist Guaranty Finance, L.P. and Ribozyme
         Pharmaceuticals(1)

  10.24  Negotiable Promissory Note dated October 7, 1992, between Ribozyme
         Pharmaceuticals and Ralph Christoffersen and Addendum dated June 25,
         1993(1)

  10.25  Employment Agreement dated January 8, 1996, between Ribozyme
         Pharmaceuticals and Lawrence E. Bullock(1)

  10.26  Promissory Note dated February 8, 1996, between Ribozyme
         Pharmaceuticals and Lawrence E. Bullock(1)

  10.27  Lease for Real Property dated May 20, 1992, between Aero-Tech
         Investments and Ribozyme Pharmaceuticals(1)

  10.28  Non-Disturbance and Attornment Agreement dated March 31, 1995, among
         General American Life Insurance Company, Aero-Tech Investments,
         Wilderness Place Holdings L.L.C. and Ribozyme Pharmaceuticals(1)

  10.29  Master Lease Agreement dated September 2, 1992, between Ribozyme
         Pharmaceuticals and LINC Scientific Leasing(1)

  10.30  Loan and Security Agreement dated February 28, 1994, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank(1)

  10.31  Loan Modification Agreement dated December 21, 1994, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank(1)

  10.32  Loan and Security Agreement dated December 29, 1995, between Ribozyme
         Pharmaceuticals and Silicon Valley Bank and MMC/GATX Partnership No.
         1(1)

  10.33  Warrant to Purchase Common Stock dated December 29, 1995, issued to
         MMC/GATX Partnership No. 1(1)

  10.34 Agreement dated February 29, 1996, between Ribozyme Pharmaceuticals and Chiron Corporation relating to research and development funding(1)

  10.35  Amendments to original Employment Agreements between Ribozyme
         Pharmaceuticals and Ralph E. Christoffersen, Lawrence E. Bullock and
         Nassim Usman, pursuant to letters dated November 14, 1996, November
         22, 1996, and December 15, 1996(3)

  10.36 Promissory Note dated June 4, 1996, between Ribozyme Pharmaceuticals and Nassim Usman(3)

  10.37  Amendment to Lease for Real Property dated March 13, 1997, between
         Aero-Tech Investments and Ribozyme Pharmaceuticals(3)

  10.38  Employment Agreement dated May 2, 1996, between Ribozyme
         Pharmaceuticals and Nassim Usman(2)


 Exhibit
 Number                                Description
 -------                               -----------
  10.39  Collaboration Agreement Regarding Use of Ribozymes to Determine Gene
         Function dated May 13, 1996, between Ribozyme Pharmaceuticals and
         Chiron Corporation(2)

  10.40 Amended and Restated License Agreement dated November 20, 1996, between Ribozyme Pharmaceuticals, University Research Corporation,
         University of Colorado and United States Biochemical Corporation(3)*

  10.41 Amended and Restated Sublicense Agreement dated November 20, 1996, between Ribozyme Pharmaceuticals and United States Biochemical
         Corporation(3)*

  10.42 Amended and Restated License Agreement dated November 20, 1996, between Ribozyme Pharmaceuticals and Competitive Technologies,
         Incorporated(3)*

  10.43  Memorandum of Understanding dated March 1, 1996, between Ribozyme
         Pharmaceuticals and DowElanco(1)

  10.44  Stock Subscription Agreement dated September 1996 between Ribozyme
         Pharmaceuticals and University of Research Corporation(3)*

  10.45  Stock Subscription Agreement dated November 20, 1996, between Ribozyme
         Pharmaceuticals and United States Biochemical Corporation(3)*

  10.46  Assignment of License and Restated License Agreement dated November
         20, 1996, among Ribozyme Pharmaceuticals, United States Biochemical
         Corporation and Competitive Technologies(3)*

  10.47 Letter Agreement dated May 22, 1996, between Ribozyme Pharmaceuticals and ALZA Corporation(3)*

  10.48  Research and Development Collaboration Agreement dated December 2,
         1996, between Ribozyme Pharmaceuticals and Protogene Laboratories(3)*

  10.49  License Agreement dated February 14, 1997, between Ribozyme
         Pharmaceuticals and IntelliGene, Ltd.(3)*

  10.50  Subscription Agreement dated April 17, 1995, between Ribozyme
         Pharmaceuticals and Parke-Davis Division of Warner-Lambert Company(1)

  10.51  Stock Purchase Agreement dated June 28, 1995, among Ribozyme
         Pharmaceuticals and investors(1)

  10.52  Agreement dated March 1, 1996, between Ribozyme Pharmaceuticals and
         DowElanco Corporation relating to the conversion of preferred stock(1)

  10.53  Stock Subscription Agreement dated October 30, 1995, between Ribozyme
         Pharmaceuticals and Gewestelijke Investeringsmaatschappij voor
         Vlaanderon n.v.(1)

  10.54  Research, License, Supply and Royalty Agreement between Schering
         Aktiengesellschaft and Ribozyme Pharmaceuticals dated April 9,
         1997(4)*

  10.55  Purchase Agreement dated April 9, 1997, among Ribozyme
         Pharmaceuticals, Schering Berlin Venture Corporation and Schering
         Aktiengesellschaft(4)*

  10.56  Employment Agreement dated February 27, 1997, between Ribozyme
         Pharmaceuticals and Alene Holzman(5)

  10.57  Employment Agreement dated July 5, 1997, between Ribozyme
         Pharmaceuticals and Thomas Rossing(5)

  10.58  Executive Bonus Plan dated March 27, 1998(6)

  10.59 Research, Collaboration and License Agreement dated May 19, 1998, between Ribozyme Pharmaceuticals and Roche Bioscience, a division of Syntex (U.S.A.) Inc.(7)*


 Exhibit
 Number                                Description
 -------                               -----------
 10.60   Employment Agreement dated September 8, 1998, between Ribozyme
         Pharmaceuticals and Nassim Usman(7)

 10.61 Participation Agreement dated August 31, 1998, as amended, and related documents between Ribozyme Pharmaceuticals and Atugen Biotechnology
         GmbH(9)**

 10.62 Research Collaboration and License Agreement dated March 17, 1999, between Ribozyme Pharmaceuticals and Eli Lilly and Company**

 10.63+  Stock Purchase Agreement dated April 30, 1999, between Ribozyme
         Pharmaceuticals and Eli Lilly and Company

 23.1+   Consent of Ernst & Young LLP, Independent Auditors

 23.2+   Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit 5.1)

 24.1+   Power of attorney (included on the signature page of this Registration
         Statement)

--------
+   Previously filed.
* Ribozyme Pharmaceuticals has applied for and received confidential treatment with respect to portions of these exhibits.
** Ribozyme Pharmaceuticals has applied for confidential treatment with respect to portions of these exhibits.
(1) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-1908-D.
(2) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-QSB for the quarter ended June 30, 1996.
(3) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-KSB for the year ended December 31, 1996.
(4) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K dated June 12, 1997.
(5) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, dated September 5,
    1997, File No. 333-34981.
(6) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-K for the year ended December 31, 1997.
(7) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-Q/A for the quarter ended June 30, 1998.
(8) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 10-Q for the quarter ended September 30, 1998.

(9) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K/A dated June 9, 1999.